[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

EXHIBIT 10.62

JOINT CLINICAL RESEARCH AGREEMENT
This JOINT CLINICAL RESEARCH AGREEMENT (the “Agreement”) is made and entered into effective as December 18, 2019 (the “Effective Date”) by and between Exelixis, Inc., a Delaware corporation having an address at 1851 Harbor Bay Parkway, Alameda, CA 94502 (“Exelixis”) and F. Hoffmann-La Roche Ltd, a Swiss corporation having an address at Grenzacherstrasse 124, CH 4070 Basel, Switzerland (“Roche”). Exelixis and Roche may be referred to herein individually as a “Party,” or collectively as the “Parties”.
RECITALS
WHEREAS, Exelixis has developed a tyrosine kinase inhibitor known as Cabozantinib;
WHEREAS, Roche has developed an anti-PD-L1 monoclonal antibody known as Atezolizumab;
WHEREAS, the Parties desire to collaborate with each other to sponsor one or more clinical trials of a combination therapy using Cabozantinib and Atezolizumab;
WHEREAS, certain rights related to Cabozantinib have been licensed by Exelixis to Ipsen Pharma SAS (“Ipsen”) and Takeda Pharmaceutical Company Ltd. (“Takeda”);
NOW THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants contained herein, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE 1
DEFINITIONS
For all purposes of this Agreement, the capitalized terms defined in this Article 1 and throughout this Agreement have the meanings herein specified.
1.1    “Additional Study Protocol Summary” has the meaning set forth in Section 2.9.
1.2    “Affiliates” means, with respect to a particular Party, an entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Party. As used in this section, the term “control” means (a) to possess, directly or indirectly, the power to direct the management or policies of an entity, whether through ownership of voting securities, by contract relating to voting rights or corporate governance; or (b) direct or indirect beneficial ownership of more than fifty percent (50%) (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting share capital or other equity interest in such entity. Notwithstanding the foregoing, unless expressly specified otherwise, for the purposes of this Agreement, [ * ].
1.3    “Aggregate Safety Information” means, with respect to a Party’s Compound(s), the (a) safety and toxicity information for such Compound(s) that is Combined Therapy Study Data, plus (b) safety and toxicity information from other relevant clinical trials of such Compound(s), whether alone or in combination with another pharmaceutical agent, in each case including information related to serious adverse events, adverse drug reactions, adverse events, discontinuations due to adverse events and Grade 3 and Grade 4 laboratory abnormalities. Aggregate Safety Information shall be provided by a Party to the other in the same format as is contained in the Investigators’ Brochures prepared by such Party for its Compound(s) in each country where a Combined Therapy Trial will be conducted.
1.4    “Applicable Law” means all applicable laws, rules, and regulations (whether federal, state, or local) that may be in effect from time to time and applicable to conduct under this Agreement, including current Good Clinical Practices (GCP), Good Laboratory Practices (GLP), and Good Manufacturing Practices (GMP).
1.5    “Bioanalysis Plan” means the bioanalysis plan for any Samples as may be contemplated by a Protocol or another subsequent written agreement between the Parties.

1.6    “Business Day” means a day other than Saturday, Sunday, or any day on which commercial banks located in San Francisco, CA (USA), Welwyn (UK), Mississauga (Canada), Shanghai (China), Tokyo (Japan), or Basel (Switzerland) are authorized or obligated by Applicable Law to close.
1.7    “Clinical Hold” means that (a) with respect to a clinical investigation in the U.S., the FDA has issued an order to a Party pursuant to 21 CFR §312.42 to delay a proposed clinical investigation or to suspend an ongoing clinical investigation of the Combined Therapy or such Party’s Single Agent Compound(s), and (b) with respect to a clinical investigation outside the U.S., a Regulatory Authority has issued an order equivalent to the order specified in subsection (a).
1.8    “Combined Therapy” means a therapeutic treatment that consists of a combination of the Exelixis Compound and the Roche Compound, wherein each Compound of the combination treatment is used as an individual formulation, with or without another agent.
1.9    “Combined Therapy IND” has the meaning set forth in Section 2.3.
1.10    “Combined Therapy Invention(s)” means all Inventions that are not Exelixis Study Inventions or Roche Study Inventions. For the avoidance of doubt, Combination Therapy Inventions include any Invention comprising or claiming, whether generically or specifically, (a) the Roche Compound and/or any other molecule(s) that is/are designed to selectively bind to PD-1 or PD-L1 and (b) the Exelixis Compound and/or any other molecule(s) that is/are designed to selectively inhibit the activity of MET, VEGF receptors, AXL, and RET.
1.11    “Combined Therapy Patents” means any and all Patents that Cover a Combined Therapy Invention or Combined Therapy Study Data, excluding Roche Independent Patents and Exelixis Independent Patents.
1.12    “Combined Therapy Study Data” has the meaning set forth in Section 9.2.
1.13    “Combined Therapy Trial” has the meaning set forth in Section 2.1.
1.14    “Combined Therapy Trial Regulatory Documentation” means any and all Regulatory Documentation to be submitted for the conduct of a Combined Therapy Trial, but excluding (a) any Exelixis Regulatory Documentation and (b) any Roche Regulatory Documentation.
1.15    “Commercially Reasonable Efforts” means the level of effort and resources normally devoted by each Party to conduct a clinical trial for a biopharmaceutical product or compound that is owned by it or to which it has rights, which is of similar market potential, profit potential, or strategic value, and is at a similar stage in its development or product life based on conditions then prevailing.
1.16    “Compound” means the Exelixis Compound or the Roche Compound, as the context dictates.
1.17    “Conducting Party” has the meaning set forth in Section 2.2.
1.18    “Conducting Party Compound(s)” means (a) in the case of Roche as the Conducting Party, the Roche Compound and (b), in the case of Exelixis as the Conducting Party, the Exelixis Compound.
1.19    “Confidential Information” means all non-public information or data that is generated by or on behalf of a Party or its Affiliates or which one Party or any of its Affiliates has supplied or otherwise made available to the other Party or its Affiliates, whether made available orally, in writing, or in electronic form, including information comprising or relating to concepts, discoveries, inventions, data, designs, or formulae in relation to this Agreement; provided that all Exelixis Study Inventions, Exelixis Technology and Exelixis Regulatory Documentation shall be Confidential Information of Exelixis, all Roche Study Inventions, Roche Technology, and Roche Regulatory Documentation shall be Confidential Information of Roche, and all joint owned Inventions shall be deemed both Parties’ Confidential Information. Confidential Information shall include: (a) the terms and conditions of this Agreement, and (b) Confidential Information disclosed by either Party pursuant to the Confidentiality Agreement.
1.20    “Confidentiality Agreement” means that certain confidentiality agreement between the Parties, dated [ * ].

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (I) not material and (II) would be competitively harmful if publicly disclosed.

1.21     “Control” or “Controlled” means, with respect to any particular information, Patent, or other intellectual property rights, the legal authority or right (whether by ownership, license, or otherwise but without taking into account any rights granted by one Party to the other Party pursuant to this Agreement) of a Party to grant access, a license, or a sublicense of or under such information, Patent, or other intellectual property rights to the other Party, or to otherwise disclose proprietary or trade secret information to such other Party, in each case without breaching the terms of any agreement with a Third Party, or misappropriating the proprietary or trade secret information of a Third Party.
1.22    “Cover” means, with respect to a particular subject matter at issue and a relevant Patent, that, in the absence of ownership of or a license under such Patent, the manufacture, use, sale, offer for sale, or importation of such subject matter would infringe one or more claims of such Patent, or, as to a pending claim included in such Patent, the manufacture, use, sale, offer for sale, or importation of such subject matter would infringe such Patent if such pending claim were to issue in an issued patent.
1.23    “CRO” means any Third Party contract research organization engaged in connection with the conduct of a Combined Therapy Trial, including laboratories and Third Parties used to maintain the safety database from a Combined Therapy Trial, but, for clarity, excluding clinical trial sites and any Third Parties who are individuals.
1.24    “Executive Officers” means [ * ] of Exelixis, or his/her designee (such designee [ * ]), and [ * ] of Roche.
1.25    “Exelixis Compound” means Exelixis’ tyrosine kinase inhibitor known as Cabozantinib.
1.26    “Exelixis Indemnitees” has the meaning set forth in Section 12.1 of this Agreement.
1.27    “Exelixis Independent Patents” means any and all Patents Controlled by Exelixis (or its Affiliates) as of the Effective Date or during the Term that Cover the use (whether alone or in combination with other agents), manufacture, formulation, or composition of matter of the Exelixis Compound, but excluding Exelixis Study Patents and Exelixis’ interest in Combined Therapy Patents.
1.28    “Exelixis Regulatory Documentation” means any and all Regulatory Documentation related to the Exelixis Compound that exists as of the Effective Date or during the Term, but excluding all Combined Therapy Trial Regulatory Documentation.
1.29    “Exelixis Study Data” has the meaning set forth in Section 9.2 of this Agreement.
1.30    “Exelixis Study Invention” means any and all Inventions that relate to (a) the composition of matter of the Exelixis Compound (and not any Roche Compound), (b) a method of manufacture or formulation of the Exelixis Compound (and not any Roche Compound) as a Single Agent, or (c) a method of use of the Exelixis Compound as a monotherapy or as used in combination with agents, antibodies, or compounds, in each case that are not the Roche Compound.
1.31    “Exelixis Study Patents” means any and all Patents that Cover an Exelixis Study Invention (and not a Roche Study Invention or Combined Therapy Invention) or any Exelixis Study Data, but excluding Exelixis Independent Patents and Exelixis Technology. For the avoidance of doubt, any Patent that Covers both (a) an Exelixis Study Invention and (b) any other type of Invention shall be a Combined Therapy Patent.
1.32    “Exelixis Technology” means all Technology that is (a) Controlled by Exelixis (or its Affiliates) as of the Effective Date or during the Term and (b) related to the Exelixis Compound or the Combined Therapy and necessary for the conduct of the Combined Therapy Trials, but excluding all Inventions, Study Data, and Combined Therapy Trial Regulatory Documentation.
1.33    “Exelixis Territory” means the U.S.
1.34    “FDA” means the United States Food and Drug Administration, or any successor agency having the same or similar authority.
1.35    “Field” means the treatment of patients with indication(s) to be studied in a Combined Therapy Trial as set forth in the Protocol(s).

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (I) not material and (II) would be competitively harmful if publicly disclosed.

1.36    “Full Time Equivalent” or “FTE” shall mean the equivalent of full-time work of an employee or appropriately qualified person otherwise engaged by a Party (“Personnel”) over a twelve-month period (excluding normal vacations, sick days and holidays). The portion of an FTE year devoted by Personnel for activities under the Agreement shall be determined by dividing the number of full days dedicated by such Personnel to the activities under this Agreement during any twelve-month period by the number of working days during such twelve-month period, such number of working days to accurately reflect actual working days for Personnel who were not employed or engaged by a Party for the entirety of such twelve-month period.
1.37    “FTE Rate” means the yearly rate [ * ].  The Parties may re-negotiate the FTE Rate in good faith, if either Party finds that the FTE Rate no longer represents a reasonable estimate of FTE cost.
1.38    “GCP” means the current good clinical practice as set out in (a) ICH Harmonized Guidance on current Good Clinical Practice (CPMP/ICH/135/95), (b) U.S. 21 C.F.R. Parts 50, 54, 56, 58, 210, 211 and 312, as amended from time to time, and (c) the equivalent law or regulation in any other applicable jurisdiction in the Territory.
1.39    “GLP” means the current good laboratory practice standards promulgated or endorsed by the FDA, as defined in U.S. 21 C.F.R. Part 58 (or such other comparable regulatory standards in jurisdictions outside the U.S.), as amended from time to time.
1.40    “GMP” means the current minimum standards for methods to be used in, and the facilities or controls to be used for, the manufacture, processing, packing, or holding of a drug as specified by applicable laws of the relevant countries at the time of manufacturing conducted in accordance with this Agreement, defined under (a) 21 C.F.R. Parts 210 and 211, (b) Directive 2003/94/EC, (c) Volume 4, Rules Governing Medicinal Products in the European Union Part I and II, and (d) equivalent law or regulations in any other applicable jurisdiction in the Territory, in each case (a) – (d), as amended from time to time.
1.41    “IND” means an application filed with a Regulatory Authority for authorization to commence clinical studies, including (a) an Investigational New Drug Application as defined in the United States Food, Drug and Cosmetic Act, (b) any equivalent of a United States IND in other countries or regulatory jurisdictions, (e.g., a Clinical Trial Application (“CTA”)), and (c) all supplements, amendments, variations, extensions, and renewals thereof that may be filed with respect to the foregoing.
1.42    “Independent Combined Therapy Trial” has the meaning set forth in Section 2.9.
1.43    “Independent Trial Costs” has the meaning set forth in Section 8.2.
1.44    “Initial Trials” has the meaning set forth in Section 2.1.
1.45    “Initiation” means dosing of the first patient in a Combined Therapy Trial.
1.46    “Invention” means all inventions, whether or not patentable, discovered, made, conceived, or reduced to practice in the course of performance of activities under this Agreement, together with all intellectual property rights therein, but excluding all Study Data.
1.47    “Ipsen” has the meaning set forth in the recitals of this Agreement.
1.48     “Ipsen-Exelixis Agreements” means that certain Collaboration and License Agreement between Exelixis and Ipsen dated as February 29, 2016, as amended from time to time, and agreements between Exelixis and Ipsen and their Affiliates relating thereto that may be in effect from time to time.
1.49    “Ipsen Territory” means all the countries of the world other than those in the Exelixis Territory and the Takeda Territory (i.e., all countries other than the United States and Japan).
1.50     “Manufacture” or “Manufacturing” means manufacturing, processing, formulating, packaging, labeling, holding (including storage), and quality control testing of a Single Agent Compound or the Combined Therapy, in each case so as to be suitable under Applicable Law for use in the Combined Therapy Trials.
1.51    “Material Safety Issue” means a Party’s good faith belief that there is an unacceptable risk for harm in humans based upon: (a) pre-clinical safety data, including data from animal toxicology studies; or (b) the observation of serious adverse effects in humans after the Exelixis Compound or the Roche Compound, either as

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (I) not material and (II) would be competitively harmful if publicly disclosed.

a Single Agent or in combination with another pharmaceutical agent (including as the Combined Therapy), has been administered to or taken by humans, such as during the Combined Therapy Trial.
1.52    “Non-Conducting Party” means, for any particular Combined Therapy Trial, the Party who is not the Conducting Party.
1.53    “Non-Conducting Party Compound(s)” means (a) in the case of Roche as the Non-Conducting Party, the Roche Compound and (b) in the case of Exelixis as the Non-Conducting Party, the Exelixis Compound.
1.54    “Operational Matters” has the meaning set forth in Section 3.6(c).
1.55    “Patents” means (a) all patents, certificates of invention, applications for certificates of invention, priority patent filings, and patent applications, and (b) any renewals, divisions, continuations (in whole or in part), or requests for continued examination of any of such patents, certificates of invention and patent applications, and any and all patents or certificates of invention issuing thereon, and any and all reissues, reexaminations, extensions, supplementary protection certificates, divisions, renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing.
1.56    “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.
1.57    “Proposing Party” has the meaning set forth in Section 2.9.
1.58    “Protocol” has the meaning set forth in Section 2.1.
1.59    “Quarter” means each respective period of three (3) consecutive months ending on March 31, June 30, September 30, and December 31.
1.60    “Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial, or local governmental or regulatory authority, agency, department, bureau, commission, council, or other entities (e.g., the FDA, EMA, and PMDA) regulating or otherwise exercising authority with respect to activities contemplated in this Agreement.
1.61    “Regulatory Documentation” means, with respect to a product containing the Roche Compound as a monotherapy or the Exelixis Compound as a monotherapy, all submissions to Regulatory Authorities in connection with the development of such product, including all INDs, BLAs, and NDAs, drug master files, correspondence with regulatory agencies, safety update reports, adverse event files, complaint files, inspection reports, and manufacturing records, in each case together with all applicable supporting documents (including documents with respect to clinical data).
1.62    “Responding Party” has the meaning set forth in Section 2.9.
1.63    “Right of Reference” means the “right of reference or use” as defined in 21 C.F.R. § 314.3(b) and any equivalent regulation outside the U.S., in each case as amended from time to time, to Regulatory Documentation (including the data contained or referenced therein) pertaining to a Party’s Compound (and, in the case of the Non-Conducting Party, an existing IND or the Combined Therapy IND) that is filed with a Regulatory Authority solely to the extent necessary for the conduct of a Combined Therapy Trial in such country, or as otherwise expressly permitted under this Agreement or required to enable a Party to exercise its rights or perform its obligations under this Agreement.
1.64    “Roche Compound” means Roche’s anti-PD-L1 monoclonal antibody known as Atezolizumab.
1.65    “Roche Indemnitees” has the meaning set forth in Section 12.2 of this Agreement.
1.66    “Roche Independent Patents” means any and all Patents Controlled by Roche (or its Affiliates) as of the Effective Date or during the Term that Cover the use (whether alone or in combination with other agents), manufacture, formulation, or composition of matter of the Roche Compound, but excluding Roche Study Patents and Roche’s interest in Combined Therapy Patents.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (I) not material and (II) would be competitively harmful if publicly disclosed.

1.67    “Roche Regulatory Documentation” means any and all Regulatory Documentation related to the Roche Compound that exists as of the Effective Date or during the Term, but excluding all Combined Therapy Trial Regulatory Documentation.
1.68    “Roche Study Data” has the meaning set forth in Section 9.2 of this Agreement.
1.69    “Roche Study Invention” means any and all Inventions that relate to (a) the composition of matter of the Roche Compound (and not the Exelixis Compound), (b) a method of manufacture or formulation of the Roche Compound (and not the Exelixis Compound) as a Single Agent, or (c) a method of use of the Roche Compound as a monotherapy or as used in combination with agents, antibodies, or compounds, in each case that are not the Exelixis Compound.
1.70    “Roche Study Patents” means any and all Patents that Cover a Roche Study Invention (and not an Exelixis Study Invention or Combined Therapy Invention) or any Roche Study Data, but excluding Roche Independent Patents and Roche Technology. For the avoidance of doubt, any Patent that Covers both (a) a Roche Study Invention and (b) any other type of Invention shall be a Combined Therapy Patent.
1.71    “Roche Technology” means all Technology that is (a) Controlled by Roche (or its Affiliates) as of the Effective Date or during the Term and (b) related to the Roche Compound or the Combined Therapy and necessary for the conduct of the Combined Therapy Trials, but excluding all Inventions, Study Data, and Combined Therapy Trial Regulatory Documentation.
1.72    “Roche Territory” means worldwide.
1.73    “Safety Database” means the database documenting safety reports for the Combined Therapy, including pregnancy reports.
1.74     “Samples” means biological specimens collected from Combined Therapy Trial study subjects (including [ * ]).
1.75    “Shared Costs” means the costs incurred by a Party [ * ] directly attributable or reasonably allocable to the conduct of the Combined Therapy Trial, including [ * ].
1.76    “Single Agent Compound” means, (a) with respect to Exelixis, the Exelixis Compound, and (b) with respect to Roche, the Roche Compound, in each case as a monotherapy.
1.77    “Statistical Analysis Plan” means a document that prespecifies statistical analyses, focusing on statistical methods for the primary and key secondary endpoints (efficacy and safety) to be prepared by the Conducting Party for each Combined Therapy Trial. In consultation with the Non-Conducting Party, this document shall be finalized before the first formal efficacy analysis.
1.78    “Takeda” has the meaning set forth in the recitals of this Agreement.
1.79    “Takeda-Exelixis Agreements” means that certain Collaboration and License Agreement between Exelixis and Takeda dated as January 30, 2017, as amended from time to time, and agreements between Exelixis and Takeda and their Affiliates relating thereto that may be in effect from time to time.
1.80    “Takeda Territory” means Japan.
1.81    “Technology” means information, inventions, discoveries, trade secrets, knowledge, technology, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, specifications, data and results not generally known to the public (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and know-how, including study designs and protocols), in all cases, whether or not patentable, in written, electronic or any other form now known or hereafter developed, materials, data and results, including Regulatory Documentation.
1.82    “Third Party” means any Person or entity other than Exelixis and Roche and their respective Affiliates.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (I) not material and (II) would be competitively harmful if publicly disclosed.

1.83    “Third Party License Payments” means any and all payments due by a Party to a Third Party under a license agreement or other written agreement between such Party and Third Party, pursuant to which agreement such Party is granted rights under intellectual property owned or controlled by such Third Party that are necessary for (a) making, using, or importing such Party’s Compound for the conduct of a Combined Therapy Trial, or (b) the conduct of a Combined Therapy Trial.
1.84    “United States” or “U.S.” means the United States of America, and its territories, districts, and possessions.
ARTICLE 2
COLLABORATION SCOPE
2.1    Combined Therapy Trials. The Parties shall, pursuant to this Agreement, conduct (i) the registrational clinical trials set forth in Exhibit A (the “Initial Trials”) and (ii) each other registrational clinical trial designed to evaluate a Combined Therapy as the Parties agree in writing (each Initial Trial and additional trial, a “Combined Therapy Trial”). Prior to commencing any Combined Therapy Trial, the Conducting Party, in consultation with the Non-Conducting Party, shall prepare a protocol for such Combined Therapy Trial (“Protocol”) for review and approval by a JPT. Any amendment to a Protocol shall be subject to review and approval by a JPT. The Conducting Party shall, and shall ensure that, the Combined Therapy Trial is conducted in accordance with its Protocol.
2.2    The Conducting Party. The Party primarily responsible for the conduct of a Combined Therapy Trial (such Party with respect to such Combined Therapy Trial, the “Conducting Party”) shall be agreed by the Parties (via the JSC) on a trial-by-trial basis. The Conducting Party for each Initial Trial is identified in Exhibit A. Subject to the oversight of the JSC, as between the Parties, the Conducting Party shall have decision making authority with respect to all non-material operational issues in the conduct of the Combined Therapy Trial and shall be the regulatory lead and the sponsor of record with respect to such Combined Therapy Trial. Such Conducting Party operational and decision-making authority is further described in at least Sections 3.6 and 3.7 of this Agreement.
2.3    Combined Therapy IND. Unless otherwise required by a Regulatory Authority, for each Combined Therapy Trial, the Conducting Party shall determine whether a combination IND (a “Combined Therapy IND”) is necessary.
2.4    Right of Reference. Each Party (regardless of whether such Party is the Conducting Party or the Non-Conducting Party) shall have a Right of Reference to all Combined Therapy INDs (including Combined Therapy INDs for Independent Combined Therapy Trials) or such other IND upon which a Conducting Party is relying on for the conduct of a Combined Therapy Trial. Each Party hereby grants to the other Party a Right of Reference to any of such Party’s effective INDs for its Compound to the extent necessary for the conduct of a Combined Therapy Trial. Neither Party shall grant any Third Party any Right of Reference with respect to any portion of the Combined Therapy IND relating to the other Party’s Compound for use either as a monotherapy or in combination with any other molecules without the prior written consent of such other Party, such consent not to be unreasonably withheld, conditioned, or delayed.
2.5    Investigator Brochure. Each Party shall be responsible for (a) drafting and updating as necessary the investigator’s brochure for its Compound, and (b) filing all necessary Regulatory Documentation for its Compound with each applicable Regulatory Authority.
2.6    Information Exchange.
(a)    Each Party shall provide the other Party the following information with respect to its Compound promptly after the Effective Date:
(i)    the most current investigator’s brochure;
(ii)    safety signals and safety issues impacting the Initial Trials;
(iii)    toxicology and efficacy signals relevant to the Initial Trials; and
(iv)    any information specified to be provided in the Pharmacovigilance Agreement.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (I) not material and (II) would be competitively harmful if publicly disclosed.

(b)    The Conducting Party shall provide the Non-Conducting Party the following relating to the Combined Therapy within [ * ] after the completion of each Initial Trial:
(i)    safety analyses for each Combined Therapy Trial in accordance with the applicable Protocol and/or Statistical Analysis Plan;
(ii)    safety signals and safety issues relevant to the Combined Therapy Trials;
(iii)    toxicology and efficacy signals;
(iv)    any other information and data relevant to the Combined Therapy Trials, including any information specified to be provided in the Pharmacovigilance Agreement.
(c)    The Conducting Party shall provide the Non-Conducting Party, within [ * ] after the completion of each Combined Therapy Trial a copy of all of the Study Data generated for such Combined Therapy Trial.
(d)    The Conducting Party shall provide the Non-Conducting Party a copy of all of the Clinical Study Reports (CSRs) generated for such Combined Therapy Trial, and as applicable, safety analyses for Non-Conducting Party Compound as a monotherapy in accordance with the applicable Protocol and/or Statistical Analysis Plan, within [ * ] of publication. For clarity, the Non-Conducting Party may use the safety information provided pursuant to this section for any purpose.
(e)    Except as provided in Section 2.6(c), each Party shall use the data and information exchanged pursuant to this Section 2.6 solely: (i) to evaluate the safety and efficacy of the Combined Therapy in Combined Therapy Trials, (ii) to meet any regulatory requirements pertaining to its Compound and to the conduct of the Combined Therapy Trials, and (iii) as permitted elsewhere in this Agreement. All such information and disclosures: (A) pertaining to the Combined Therapy shall be the Confidential Information of both Parties, (B) pertaining to the Exelixis Compound as a monotherapy (or used with agents other than the Roche Compound) shall be the Confidential Information of Exelixis, and (C) pertaining to the Roche Compound as a monotherapy (or used with agents other than the Exelixis Compound) shall be the Confidential Information of Roche.
2.7    Conditional Studies. If additional studies, including toxicity studies, are required or recommended by a Regulatory Authority as a prerequisite for conducting any Combined Therapy Trial, the Parties shall negotiate in good faith to agree upon a protocol for such studies, each of which shall be a Combined Therapy Trial under this Agreement. If the Parties are unable to agree upon a protocol for any such additional study, or if the conduct of such study would cause a delay unacceptable to a Party, then the matter shall be referred to the JPT for resolution. If the JPT is unable to reach a decision and the JSC is also unable to reach a resolution after such matter is escalated to them, then this Agreement shall automatically terminate solely as it relates to such individual Combined Therapy Trial.
2.8    Post-Marketing Commitments. In the case where both Parties have sought a labeled indication based on the Combined Therapy, if post-marketing commitments are required by a Regulatory Authority (e.g.: US post-marketing commitments and post marketing requirements, EU post approval commitments etc), the Parties shall negotiate in good faith.
2.9    Additional Studies. If a Party is interested in conducting an additional Combined Therapy study (in addition to the Initial Trials) (the “Proposing Party”), then the Proposing Party shall provide the other Party (the “Responding Party”) with a written summary for such proposed Combined Therapy study (the “Additional Study Protocol Summary”) prior to initiating the protocol development for such study. Within [ * ] after receipt of the Additional Study Protocol Summary, the JSC shall meet to review and discuss the Additional Study Protocol Summary. If the JSC agrees to jointly conduct a study under this Agreement based on such Additional Study Protocol Summary, then such study shall be deemed a Combined Therapy Trial, the Parties will amend this Agreement to add such Combined Therapy Trial to Exhibit A, and the Parties shall commence Protocol development for such study in accordance with this Agreement. If the JSC does not agree to jointly conduct such study under this Agreement, the Proposing Party may conduct up to [ * ] such studies per year independently (each an “Independent Combined Therapy Trial”), provided that [ * ] such Proposing Party shall conduct such Independent Combined Therapy Trial: (a) in accordance with all Applicable Laws; (b) under the oversight of the JSC; and (c) in a manner that would not have a material adverse effect on the Combined Therapy or on the Responding Party’s Compound. For clarity, decisions relating to whether a proposed study will have a material adverse effect on the Responding

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (I) not material and (II) would be competitively harmful if publicly disclosed.

Party’s Compound shall be made in the sole reasonable judgment of the Responding Party. Unless otherwise required by a Regulatory Authority, each Independent Combined Therapy Trial shall be conducted under either an existing IND or a Combined Therapy IND. For clarity, the Proposing Party for an Independent Combined Therapy Trial shall be the Conducting Party with respect thereto, and shall have all operational responsibility therefor, but shall not be obliged to provide the Responding Party with any Study Data, other than safety data (and any other data required under the Pharmacovigilance Agreement), or any other information described in Sections 6.2(g), (h), (i), (j), (l), (o), (s), and (u) from such Independent Combined Therapy Trial unless the Responding Party reimburses the Proposing Party as set forth in Section 8.2. For further clarity, the Responding Party shall only have the right to use data generated by the Proposing Party in an Independent Combined Therapy Trial to the extent reasonably necessary for the Responding Party to comply with its regulatory reporting and compliance obligations, including safety reporting obligations, and shall have the right to use such data to support its own development, but shall not have the right to use such data for regulatory approval, publications, or commercialization activities except pursuant to Section 8.2. [ * ]
2.10    Safety Data Exchange. The Parties shall comply with Applicable Law for safety reporting requirements. Prior to First Patient In occurring in the first Combined Therapy Trial using the Combination, the Parties shall execute a separate pharmacovigilance agreement that defines the Parties’ responsibilities and obligations with respect to the procedures and timeframes for compliance with Applicable Law pertaining to safety reporting for the Compounds and the Combination used in a Study (the “Pharmacovigilance Agreement”).
2.11    Amendments. Any amendment to this Agreement, a Protocol, Bioanalysis Plan, Statistical Analysis Plan, Pharmacovigilance Agreement, or Quality Agreement shall require the written mutual agreement of the Parties (with neither Party having final say). Amendments to this Agreement, the Pharmacogivilance Agreement, and Quality Agreement shall be executed in the form of a written amendment in accordance with Section 14.1. Amendments to a Protocol, Bioanalysis Plan or Statistical Analysis Plan may be made in writing by approval of a JPT (without a formal amendment to this Agreement pursuant to Section 14.1).
ARTICLE 3
GOVERNANCE

3.1    Joint Steering Committee. Promptly after the Effective Date, the Parties shall form a Joint Steering Committee (the “JSC”), composed of an equal number of [ * ] members of each Party, to oversee the collaboration of the Parties under this Agreement and the conduct of the Combined Therapy Trials. The JSC shall act as a joint consultative body and in particular shall:
(a)    establish one or more Joint Project Team(s) (as defined below) and other subcommittees and working groups as the JSC decides is necessary;
(b)    oversee the activities of, and provide guidance to the JPTs and mediate any unresolvable Disputes arising at the JPT;
(c)    review the regulatory strategy for each Combined Therapy Trial;
(d)    review the status, progress, and results of each Combined Therapy Trial led by JPTs;
(e)    review and approve study summaries as well as the initial budget for each protocol;
(f)    discuss any additional Combined Therapy Trials that either Party may be interested in conducting under this Agreement; and
(g)    discuss and provide guidance on commercial issues (e.g. post-approval issues).
(h)    discuss any post-marketing commitments as contemplated in Section 2.8; and
(i)    establish a mechanism for the Non-Conducting Party to be informed and updated on a timely periodic basis regarding relevant Operational Matters.
3.2    JSC Membership and Meetings.
(a)    JSC Members. Each JSC representative shall have appropriate knowledge and expertise and sufficient seniority within the applicable Party to make decisions arising within the scope of the JSC’s

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (I) not material and (II) would be competitively harmful if publicly disclosed.

responsibilities. Each Party may replace its representatives on the JSC on written notice to the other Party. Each Party shall appoint one of their respective representatives on the JSC to serve as a co-chair of the committee. The co-chairpersons shall prepare and circulate agendas to JSC members at least [ * ] before each JSC meeting and shall direct the preparation of reasonably detailed minutes for each JSC meeting (such preparation to alternate between the Parties), which shall be approved by the co-chairpersons and circulated to the other JSC members within [ * ] after each such meeting. The initial members of each of the JSC shall be determined by the Parties promptly following the Effective Date.
(b)    Meetings. The JSC shall hold meetings at such times as it elects to do so, but in no event less frequently than [ * ] during the Term. The first JSC meeting shall be held within [ * ] after the Effective Date. JSC meetings may be held in person, or by audio or video teleconference. In-person meetings shall be held at locations alternately selected by the Parties. Each Party shall be responsible for all of its own expenses of participating in any JSC meeting. No action taken at any meeting of the JSC shall be effective unless at least one (1) representative of each Party is participating. In addition, upon written notice to the other Party, either Party may request that a special ad hoc meeting of the JSC be convened for the purpose of resolving Disputes or for the purpose of reviewing or making decisions pertaining to material subject-matter, the review or resolution of which cannot be reasonably postponed until the following scheduled JSC meeting. Such ad hoc meeting shall be convened at such time as may be mutually agreed by the Parties, but no later than [ * ] following the notification date of request that such meeting be held.
(c)    Non-Member Attendance. Each Party may from time to time invite a reasonable number of participants, in addition to its representatives, to attend JSC meetings in a non-voting capacity; provided that if either Party intends to have any Third Party (including any consultant) attend such a meeting, such Party shall provide reasonable prior written notice to the other Party and obtain the other Party’s approval for such Third Party to attend such meeting, which approval shall not be unreasonably withheld or delayed. Such Party shall ensure that such Third Party is bound by written confidentiality and non-use obligations consistent with the terms of this Agreement.
3.3    Joint Project Team. The JSC shall appoint one or more joint project teams (each a “JPT”) for each Combined Therapy Trial, composed of any number of appropriate cross-functional members from each Party, with one (1) such member serving as the chair from each Party. The JPT(s) shall manage the conduct of the Combined Therapy Trial and in particular shall:
(a)    oversee and monitor the status and progress of the Combined Therapy Trial and the activities of the Parties with respect to such Combined Therapy Trial;
(b)    discuss any conditional studies required to be conducted prior to a Combined Therapy Trial (pursuant to Section 2.7);
(c)    provide a forum for the Parties to discuss, monitor, and coordinate activities and communications for the Combined Therapy Trial, including recruitment status, results analysis (interim and final), and other information relevant to the conduct of the Combined Therapy Trial;
(d)    review and approve each plan for medical monitoring, exchange information from site audits, and review the results of all such medical monitoring and site audits and agree on any actions in response to same;
(e)    review and approve the Protocol, Statistical Analysis Plan, Bioanalysis Plan, and any amendments to any of the foregoing (including associated budget amendments after initial approval by the JSC);
(f)    review, and approve the final clinical trial report (and/or final statistical analysis in accordance with the Statistical Analysis Plan) from the Combined Therapy Trial;
(g)    review, and approve communication strategies with Regulatory Authorities regarding the Combined Therapy Trial;
(h)    review, and approve all material Combined Therapy Trial Regulatory Documentation, or portions thereof, that relate to the Combined Therapy;
(i)    review and approve each Combined Therapy IND to be submitted to a Regulatory Authority, and any amendments thereto;

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (I) not material and (II) would be competitively harmful if publicly disclosed.

(j)    review, and approve any analysis of any Combined Therapy Study Data (other than any monotherapy data) proposed by a Party that is not included in the Statistical Analysis Plan;
(k)    review, and approve use of any Samples in accordance with Section 9.5 that are not described in the applicable Protocol and ICF for a Combined Therapy Trial so long as the JSC/JPT remains in force and effect (and if not in force and effect, by mutual written agreement of the Parties);
(l)    review and approve the template ICF form, the template case report form, and template clinical trial site agreement (or minimum language to be included therein) to be used in the Combined Therapy Trial; the Conducting Party may authorize changes to such template or minimum language without review and approval of the JPT, provided that changes to information pertaining to the Non-Conducting Party’s Compound must be approved by the JPT;
(m)    approve the countries in which the Combined Therapy Trial will be conducted, which shall be limited to those countries in which both the Roche Compound and the Exelixis Compound are then being commercialized or, if not then being commercialized by a Party, for which such Party plans to commercialize;
(n)    review each Party’s drug supply forecasts for the Combined Therapy Trial;
(o)    approve any immunogenicity analysis for the Combined Therapy Trial, including the protocol and the entity to do the analysis, to the extent not already included in the Protocol;
(p)    endorse the selection of clinical trial sites, Recruitment Plans and Study Timelines and endorse material communications with trial sites or IRBs relating to patient safety or early termination/cessation of the Combined Therapy Trial;
(q)    select and approve any Third Party committees, reviewers, or other contractors; and
(r)    coordinate the transfer of materials and information between the Parties, including Study Data, Final Study Report, Tangible Materials (if any), Samples, and Sample Data;
(s)    review quarterly budget reports; and
(t)    perform other activities requested by the JSC.
3.4    JPT Membership and Meetings.
(a)    JPT Members. Each JPT representative shall have appropriate knowledge and expertise and sufficient seniority within the applicable Party to make decisions arising within the scope of the JPT’s responsibilities. Each Party may replace its representatives on the JPT on written notice to the other Party. Each Party shall appoint one of their respective representatives on the JPT to serve as a co-chair of the group; provided that where more than one Combined Therapy Trial is overseen by one JPT, additional co-chairs may serve with respect to those additional trials. The co-chairpersons shall prepare and circulate agendas to JPT members at least [ * ] before each JPT meeting and shall direct the preparation of reasonably detailed minutes for each JPT meeting, which shall be approved by the co-chairpersons and circulated to the other JPT members within [ * ] after each such meeting. The initial members of each of the JPT shall be determined by the Parties promptly following the Effective Date.
(b)    Meetings. The JPT shall hold meetings at such times as it elects to do so, or as requested by a Party’s chair, but in no event less frequently than [ * ] during the conduct of the applicable Combined Therapy Trial. JPT meetings may be held in person, or by audio or video teleconference. In-person meetings shall be held at locations alternately selected by the Parties. Each Party shall be responsible for all of its own expenses of participating in any JSC meeting. No action taken at any meeting of the JPT shall be effective unless at least one (1) representative of each Party is participating. In addition, upon written notice to the other Party, either Party may request that a special ad hoc meeting of the JPT be convened for the purpose of resolving Disputes or for the purpose of reviewing or making decisions pertaining to material subject-matter, the review or resolution of which cannot be reasonably postponed until the following scheduled JPT meeting. Such ad hoc meeting shall be convened at such time as may be mutually agreed by the Parties, but no later than [ * ] following the notification date of request that such meeting be held.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (I) not material and (II) would be competitively harmful if publicly disclosed.

(c)    Non-Member Attendance. Each Party may from time to time invite a reasonable number of participants, in addition to its representatives, to attend JPT meetings in a non-voting capacity; provided that if either Party intends to have any Third Party (including any consultant) attend such a meeting, such Party shall provide reasonable prior written notice to the other Party and obtain the other Party’s approval for such Third Party to attend such meeting, which approval shall not be unreasonably withheld or delayed. Such Party shall ensure that such Third Party is bound by written confidentiality and non-use obligations consistent with the terms of this Agreement.
(d)    Decision Making. Except for decisions expressly reserved to the JSC, the JPT(s) shall be responsible for the coordination and execution of all joint operations (e.g., clinical drug supply, response to regulatory agency questions, data exchange, pharmacovigilance, etc.).
3.5    Data Monitoring and Coordination.
(a)    iDMC. The Conducting Party for a Combined Therapy Trial shall establish an independent data monitoring committee (“iDMC”) to monitor the safety of the Combined Therapy and the conduct of such Combined Therapy Trial and to review efficacy data at interim points during the conduct of the study (with such time points to be agreed by the Parties in advance of the Initiation of such study). The members of the iDMC shall have appropriate levels of experience in the relevant disease area, statistical knowledge, and other relevant expertise, and shall be approved by a JPT.
(b)    iDCC and DRB. The Conducting Party shall establish (i) an independent Data Coordinating Center (“iDCC”) to prepare then-current accurate and unblinded analyses for the iDMC to review and (ii) a Data Review Board (“DRB”), that updates and in good faith, considers input from the JPT, to review all Study Data from a Combined Therapy Trial to advise on key determinations, including whether to accept a recommendation from the iDMC to stop a Combined Therapy Trial.
3.6    Conducting Party Operational Authority. The Conducting Party for a Combined Therapy Trial shall, subject to the oversight and determinations of the JSC and JPT and the terms of the applicable Protocol and this Agreement, the Quality Agreement, the Pharmacovigilance Agreement, and the Supply Agreement:
(a)     manage and be primarily responsible for the conduct of such Combined Therapy Trial;
(b)    be the sponsor and regulatory lead for such Combined Therapy Trial;
(c)    as between the Parties, be the lead with respect to (i) the identification, selection, and management of clinical trial sites (including the negotiation and execution of clinical trial site agreements and related budgets, timelines, and contingency planning), (ii) the conduct of clinical study start-up activities, communications with, and obtaining approval from institutional review boards and/or ethics committees, as applicable, and draft the template informed consent form (“ICF”) or other relevant documents for such Combined Therapy Trial, (iii) subject recruitment and retention activities, (iv) ongoing trial site monitoring and quality assurance audits, (v) management of safety reporting by CROs and clinical trial sites, (vi) ongoing medical monitoring, (vii) management, monitoring, and audits of CROs, (viii) inquiries from clinical study subjects, (ix) packaging, labeling, and distributing the Combined Therapy for use in such Combined Therapy Trial, and (x) management of health authority inspections at clinical trial sites ((i)-(x), collectively, the “Operational Matters”). The Conducting Party shall use Commercially Reasonable Efforts to perform all Operational Matters;
(d)    in the event that the Conducting Party receives a telephonic communication from a Regulatory Authority requesting an immediate response regarding the Combined Therapy that the Conducting Party reasonably determines must be immediately given to protect patient safety or to prevent undue and significant disruption in the conduct of a Combined Therapy Trial, the Conducting Party shall provide such response as it reasonably deems advisable (and that is consistent with the terms of this Agreement); provided, that it immediately notifies the Non-Conducting Party via the JPT or JSC for approval; and provided further that in no event shall the Conducting Party make any response relating to the Non-Conducting Party Compound as a monotherapy without the Non-Conducting Party’s prior written consent; and
(e)    shall establish an External Study Steering Committee (“ESSC”) to provide scientific and medical advice and guidance of the Combined Therapy and the conduct of such Combined Therapy Trial during the conduct of the study. The members of the ESSC shall have appropriate levels of experience in the relevant

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (I) not material and (II) would be competitively harmful if publicly disclosed.

disease area, scientific, medical, and clinical trial management experience, as well as shall function as investigative sites to evaluate and provide guidance on the design and conduct of the study.
3.7    Decision Making.
(a)    All decisions of the JSC and JPT shall be made by unanimous vote, with each Party’s representatives collectively having one (1) vote. In the case of the JPTs, such one (1) vote shall rest with the designated chair for each Party. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before a committee, the representatives of the Parties cannot reach an agreement as to such matter within [ * ] after such matter was brought to such committee for resolution, then, if such disagreement arose within the JPT, it shall be referred to the JSC for resolution. If the JSC cannot resolve such matter within [ * ], or if the disagreement first arose within the JSC, then either Party at any time may refer such issue to the Executive Officers for resolution.
(b)    If the Executive Officers are unable to reach a resolution within [ * ] of such referral, then:
(i)    if such dispute is with respect to an amendment to a Protocol or protocol synopsis (including any immunogenicity analysis), Bioanalysis Plan, Statistical Analysis Plan, or Combined Therapy Trial budget, the status quo shall persist unless and until the Parties agree; and
(ii)    the Conducting Party shall have final decision making authority with respect to the day-to-day management and operations (inclusive of trivial changes to the Protocol, Protocol synopsis, Sample Analysis Plan, and/or Statistical Analysis Plan) of the Combined Therapy Trial for which it is the Conducting Party; provided that the Conducting Party shall not have the right to make changes to day-to-day management and operations of the Combined Therapy Trial that will or are reasonably likely to have a material adverse effect on the Combined Therapy Trial or either Party’s rights under this Agreement; and provided further that if or to the extent that any such change results in an increase to the then-current budget, the terms of Section 8.4(b) shall govern the Parties’ rights and obligations in respect of any such increased costs.
(c)    All other disputes under this Agreement which do not fall under Sections 3.7 (a) or (b) shall be resolved in accordance with Section 14.3.
3.8    Limitations on Authority. The JSC and JPT shall have only such powers as are expressly assigned to such committee in this Agreement, and such powers shall be subject to the terms and conditions of this Agreement. Without limiting the generality of the foregoing, neither the JSC nor the JPT will have the power to amend or interpret this Agreement, and no JSC or JPT decision may be in contravention of any term or condition of this Agreement.
3.9    Alliance Managers. Promptly after the Effective Date, each Party shall appoint an individual who shall be an employee of such Party having appropriate qualification and experience to act as the alliance manager for such Party (the “Alliance Manager”). Each Alliance Manager shall be responsible for coordinating and managing processes and interfacing between the Parties on a day-to-day basis throughout the Term. If not already a member of the JSC, each Alliance Manager shall be permitted to attend JSC meetings as appropriate as non-voting participants. The Alliance Managers shall be the primary contact for the Parties regarding the activities contemplated by this Agreement and shall facilitate communication between the Parties with respect to all such activities hereunder. Each Party may replace its Alliance Manager with an alternative representative at any time with prior written notice to the other Party. Any Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager. Each Party shall bear its own costs of its Alliance Manager.
ARTICLE 4
LICENSE GRANTS
4.1    Grant by Roche. Subject to the terms of this Agreement, Roche hereby grants, and shall cause its Affiliates to grant, to Exelixis a non-exclusive, worldwide, non-transferable, royalty-free license, with the right to sublicense in accordance with Section 4.3, under the Roche Independent Patents, Roche Technology, and Roche Regulatory Documentation to use the Roche Compound solely as necessary to perform Exelixis’ obligations under this Agreement. To the extent that a CRO or other Third Party assigns or licenses to Roche any right, title, or interest in any intellectual property rights to be owned by or licensed to Exelixis pursuant to the terms of this Agreement,

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (I) not material and (II) would be competitively harmful if publicly disclosed.

Roche shall, where and to the extent expressly provided in this Agreement, assign or license same to Exelixis as provided in this Agreement and confirm such assignment or license in writing upon Exelixis’ request.
4.2    Grant by Exelixis. Subject to the terms of this Agreement, Exelixis hereby grants, and shall cause its Affiliates to grant, to Roche a non-exclusive, worldwide, non-transferable, royalty-free license, with the right to sublicense in accordance with Section 4.3, under the Exelixis Independent Patents, Exelixis Technology, and Exelixis Regulatory Documentation to use the Exelixis Compound, solely as necessary to perform its obligations under this Agreement, but excluding the Takeda Territory. To the extent that a CRO or other Third Party assigns or licenses to Exelixis any right, title, or interest in any intellectual property rights to be owned by or licensed to Roche pursuant to the terms of this Agreement, Exelixis will, where and to the extent expressly provided in this Agreement, assign or license same to Roche as provided in this Agreement and confirm such assignment or license in writing upon Roche’s request.
4.3    Sublicensing.
(a)    Each Party shall have the right to grant sublicenses under the licenses granted to it under Section 4.1 or Section 4.2, as applicable, to Affiliates and Third Parties to perform its obligations with respect to the conduct of the Combined Therapy Trials, except that, (i) neither Roche nor any of its sublicensees shall have the right to grant Chugai (or any of Chugai’s Affiliates) any sublicense under the licenses granted to Roche in Section 4.2 without Exelixis’ prior written consent, and (ii) neither Exelixis nor any of its sublicensees shall have the right to grant Ipsen, Takeda, or any of their respective Affiliates any sublicense under the licenses granted to Exelixis in Section 4.1 without Roche’s prior written consent.
(b)    Before allowing any subcontractor to begin performing any activity for a Combined Therapy Trial, the subcontracting Party shall enter into a written agreement with such subcontractor that obligates such subcontractor (and its personnel involved in the performance of such activity) to be bound by the terms and conditions of this Agreement applicable to the activity to be performed by such subcontractor in the same manner as such terms and conditions apply to such Party. The subcontracting Party shall be responsible for the direction and coordination of the services of each subcontractor, and shall ensure the subcontractor’s compliance with the terms and conditions of this Agreement. No contractual relationship shall be created between the non-subcontracting Party and the subcontracting Party’s subcontractors, other than the non-subcontracting Party’s position as a third-party beneficiary of the services of such subcontractors and to the written agreements between the subcontracting Party and its subcontractors. Each Party shall provide written notice to the other of any sublicense granted by it. The sublicensing Party shall remain liable for the actions of its sublicensees.
4.4    No Implied Licenses. Except as specifically set forth in this Agreement, neither Party shall acquire any license or other intellectual property right, by implication or otherwise, in any intellectual property of the other Party, including Confidential Information disclosed to it under this Agreement or under any Patents Controlled by the other Party or its Affiliates.
ARTICLE 5
MANUFACTURE AND SUPPLY
5.1    Exelixis Compound.
(a)    Manufacture, Supply, and Packaging. Exelixis shall Manufacture or have Manufactured the Exelixis Compound in drug product and/or drug substance form (as necessary) in reasonable quantities and at the points in time as agreed by the JSC for each Combined Therapy Trial and each Independent Combined Therapy Trial. If Exelixis is the Non-Conducting Party for a Combined Therapy Trial (or the Responding Party for an Independent Combined Therapy Trial), it shall supply such Exelixis Compound to Roche or its designee for use in such Combined Therapy Trial, and Roche shall package and label the Exelixis Compound for use in such Combined Therapy Trial.
(b)    Cost. The cost of Manufacture and supply (including shipping, taxes and duty, if applicable) of Exelixis Compound for the Combined Therapy Trials shall be borne solely by Exelixis. Exelixis shall deliver the Exelixis Compound to Roche or its designee DAP (Roche site or its designated consignee site) Incoterms® 2010. Exelixis shall be responsible for the payment of any Third Party License Payments that may be due as a result of the manufacture, supply, and use of the Exelixis Compound for use in the Combined Therapy Trials. Reasonable out-of-pocket costs incurred by Roche in packaging and labeling the Exelixis Compound for use in the Combined Therapy Trials shall be included in the Shared Costs under the Agreement.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (I) not material and (II) would be competitively harmful if publicly disclosed.

(c)    Quality. The Exelixis Compound shall be manufactured in accordance with Applicable Law (including GMP) and shall be of equivalent quality to the Exelixis Compound used by Exelixis for its other clinical trials of the Exelixis Compound. Exelixis shall deliver certificates of analysis, and any other documents specified in the Quality Agreement for the Exelixis Compound provided under this Agreement. Exelixis shall inform Roche as to the GMP Manufacturing and testing site of bulk drug substance for the Exelixis Compound, as well as the Exelixis Compound drug product GMP Manufacturing and testing site, prior to the start of the Combined Therapy Trials and provide [ * ] written notice if there is any change to any such site.
(d)    Use of Exelixis Compound by Roche. Roche shall use the quantities of Exelixis Compound supplied to it under this Agreement solely as necessary for, and in accordance with, this Agreement and the applicable Protocols, and for no other purpose. Except as may be required under this Agreement, a Bioanalysis Plan, or a Protocol, Roche shall not perform, and shall not permit any Third Party to perform, any analytical testing of the Exelixis Compound supplied to it under this Agreement.
5.2    Roche Compound.
(a)    Manufacture, Supply, and Packaging. Roche shall Manufacture or have Manufactured the Roche Compound in drug product and/or drug substance form (as necessary) in reasonable quantities and at the points in time as agreed by the JSC for each Combined Therapy Trial and each Independent Combined Therapy Trial. If Roche is the Non-Conducting Party for a Combined Therapy Trial (or the Responding Party for an Independent Combined Therapy Trial), it shall supply such Roche Compound to Exelixis or its designee for use in such Combined Therapy Trial, and Exelixis shall package and label the Roche Compound for use in such Combined Therapy Trial.
(b)    Cost. The cost of Manufacture and supply (including shipping, taxes and duty, if applicable) of Roche Compound for the Combined Therapy Trials shall be borne solely by Roche. Roche shall deliver the Roche Compound to Exelixis or its designee DAP (Exelixis site or its designated consignee site) Incoterms® 2010. Roche shall be responsible for the payment of any Third Party License Payments that may be due as a result of the manufacture, supply, and use of the Roche Compound for use in the Combined Therapy Trials. Reasonable out-of-pocket costs incurred by Exelixis in packaging and labeling the Roche Compound for use in the Combined Therapy Trials shall be included in the Shared Costs under the Agreement.
(c)    Quality. The Roche Compound shall be manufactured in accordance with Applicable Law (including GMP) and shall be of equivalent quality to the Roche Compound used by Roche for its other clinical trials of the Roche Compound. Roche shall deliver to Exelixis certificates of analysis, and any other documents specified in the Quality Agreement for the Roche Compound provided under this Agreement. Roche shall inform Exelixis as to the GMP Manufacturing and testing site of bulk drug substance for the Roche Compound, as well as the Roche Compound drug product GMP Manufacturing and testing site, prior to the start of the Combined Therapy Trials and provide [ * ] written notice if there is any change to any such site.
(d)    Use of Roche Compound by Exelixis. Exelixis shall use the quantities of Roche Compound supplied to it under this Agreement solely as necessary for, and in accordance with, this Agreement and the applicable Protocols, and for no other purpose. Except as may be required under this Agreement, a Bioanalysis Plan, or a Protocol, Exelixis shall not perform, and shall not permit any Third Party to perform, any analytical testing of the Roche Compound supplied to it under this Agreement.
5.3    Quality Agreement. Within [ * ] after the Effective Date, and in no event later than the date on which the first shipment of bulk Exelixis Compound or bulk Roche Compound is supplied for use in the Combined Therapy Trials, the Parties shall enter into a quality agreement with respect to such supply (the “Quality Agreement”). The Quality Agreement shall detail the documentation required to enable regulatory submissions (CTAs), final Qualified Persons release, and import licenses for the Combined Therapy Trials. The Quality Agreement shall also indicate whether any required transfer of analytical methods will be necessary to support identity testing of a Party’s Compound.
5.4    Supply Agreement. Within [ * ] after the Effective Date (for the Initial Trials) or within [ * ] of finalizing a protocol for a Combined Therapy Trial, and in no event later than the date on which the first shipment of bulk Exelixis Compound or bulk Roche Compound is supplied for use in a Combined Therapy Trial, the Parties shall enter into a supply agreement with respect to such supply (a “Supply Agreement”), substantially in the form attached as Exhibit C. Each Supply Agreement shall set forth terms for forecasting, ordering, product acceptance

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (I) not material and (II) would be competitively harmful if publicly disclosed.

and rejection, and other customary provisions for the supply of the Compounds for use in the Combined Therapy Trials.
5.5    Customs Valuation. The Conducting Party will provide the Non-Conducting Party in writing with a list of all countries participating in a Combined Therapy Trial prior to Initiation of such Combined Therapy Trial. During the conduct of such Combined Therapy Trial, the Conducting Party will send in writing any changes to the list of participating countries to the Non-Conducting Party promptly after they become aware, and in any event, no later than [ * ] prior to the end of each [ * ]. If no changes are sent to the Non-Conducting Party by the Conducting Party for a particular [ * ], the prior [ * ] participating country list will be used as the basis for customs valuation for that [ * ]. The Non-Conducting Party will provide the Conducting Party with its Compound country-specific customs valuations prior to Initiation of the applicable Combined Therapy Trial and at the end of each [ * ] during the conduct of such Combined Therapy Trial. The Conducting Party will use the Non-Conducting Party values for the import/export process and shall not make any change to such valuations without the Non-Conducting Party’s prior written consent.

ARTICLE 6
RESPONSIBILITIES

6.1    Specific Responsibilities of the Parties. Subject to the terms of this Agreement, each Party shall use Commercially Reasonable Efforts to (a) supply the quantities of its Compound as needed to conduct a Combined Therapy Trial on a timely basis; (b) conduct and complete each Combined Therapy Trial and any Statistical Analysis Plans and Bioanalysis Plans relating thereto on a timely basis in accordance with the Protocol, Bioanalysis Plans, Statistical Analysis Plans, and Third Party agreements relating thereto; (c) timely provide Rights of Reference where required by this Agreement; and (d) in the case of the Conducting Party, provide sufficient resources and personnel to conduct the Combined Therapy Trial for which it is the Conducting Party, and to adequately fund the Combined Therapy Trial, on a timely basis in accordance with the applicable Protocol and the terms of this Agreement.
6.2    Conducting Party’s Responsibilities. Subject to JPT direction and JSC oversight, and without limiting the other terms of this Agreement, a Party shall be responsible for the following activities in connection with each Combined Therapy Trial for which it is the Conducting Party:
(a)    packaging and labeling the Combined Therapy for use in the Combined Therapy Trials;
(b)    providing the JPT with immediate notice of any Manufacturing and/or supply issues with respect to its Compound that may adversely impact the conduct or timelines of a Combined Therapy Trial;
(c)    providing notice of any Regulatory Authority inspections, or any other events potentially impacting regulatory status of the Combined Therapy Trial and/or the Non-Conducting Party’s Compound promptly after the Conducting Party becomes aware of such;
(d)    with the Non-Conducting Party’s cooperation, compiling, amending, and filing all necessary Combined Therapy Trial Regulatory Documentation with the applicable Regulatory Authorities;
(e)    acting as the sponsor of record as provided in 21 CFR 312.50 (and applicable comparable ex-US laws), unless otherwise delegated in accordance with 21 CFR 312.52 (and applicable comparable ex-US laws), and making all required submissions to Regulatory Authorities related thereto on a timely basis;
(f)    with the Non-Conducting Party’s cooperation, and subject to the provisions of Section 9.6, listing each Combined Therapy Trial required to be listed on a public database, including clinicaltrials.gov or other public registry in any country in which such Combined Therapy Trial is being conducted in accordance with Applicable Law and in accordance with each Party’s internal policies on clinical trial registration;
(g)    providing the Non-Conducting Party with reasonable advance notice of scheduled meetings or other material non-written communications with a Regulatory Authority and the opportunity to participate in each such meeting (to the extent permitted by Applicable Law and such Regulatory Authority) or other non-written communication, and providing such opportunity to participate in such meetings (to the extent permitted by Applicable Law and such Regulatory Authority) to those licensees of the Non-Conducting Party (for their respective territories), and, unless otherwise agreed by the JSC, approving all submissions and written

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (I) not material and (II) would be competitively harmful if publicly disclosed.

correspondence with a Regulatory Authority that relates to the conduct of the Combined Therapy Trial or the Non-Conducting Party Compound; except that (i) in no event shall the Conducting Party or any Affiliate of the Conducting Party communicate with any Regulatory Authority solely with respect to the Non-Conducting Party Compound without the prior written consent of the Non-Conducting Party; (ii) the Non-Conducting Party shall step out of any portions of any such Regulatory Authority meetings or other non-written communications that relate solely to the Conducting Party Compound; and (iii) the Conducting Party shall step out of any portions of such Regulatory Authority meetings or other non-written communications that relate solely to the Non-Conducting Party Compound;
(h)    unless otherwise agreed by the JPT, providing to the Non-Conducting Party a written summary of meetings or other non-written communications with a Regulatory Authority within [ * ] after such meeting or communication, and copies of any official correspondence to or from a Regulatory Authority within [ * ] after a Party’s receipt or provision of such correspondence, and copies of all Combined Therapy Trial Regulatory Documentation within [ * ] after submission to Regulatory Authorities;
(i)    drafting and providing to the Non-Conducting Party (through the JPT) for its review and approval each Protocol and investigator’s brochure for a Combined Therapy Trial, and the related template informed consent form, template clinical site agreement, Bioanalysis Plan, and Statistical Analysis Plan, and any amendments to each of the foregoing;
(j)    coordinating with the Non-Conducting Party and providing to the JPT at least [ * ] in advance of submission drafts of (A) submissions to the Combined Therapy IND, (B) Combined Therapy Trial Regulatory Documentation, and (C) all other written correspondence with a Regulatory Authority relating to the Combined Therapy Trials;
(k)    managing the operations of the Combined Therapy Trials in accordance with the applicable Protocol, including overseeing compliance by any CRO engaged by the Conducting Party for the Combined Therapy Trial;
(l)    providing to the Non-Conducting Party (via the JPT) a list of all proposed clinical trial sites and principal investigator(s) and recruitment plan for each Combined Therapy Trial;
(m)    ensuring that all CRO agreements and clinical trial site agreements (i) are consistent with the relevant terms of this Agreement, including confidentiality and intellectual property provisions consistent with those set forth in this Agreement, and (ii) permit the Parties to audit trial sites for quality assurance and to inspect and copy all data, documentation and work products relating to the Combined Therapy Trial;
(n)    coordinating all iDMC, iDCC, and DRB activities;
(o)    providing the Non-Conducting Party with minutes from all external drug safety monitoring boards for the Combined Therapy Trials;
(p)    providing the Non-Conducting Party with updates on the status and details of the Combined Therapy Trials through the JPT and otherwise at the Non-Conducting Party’s reasonable request;
(q)    pursuant to Section 2.10 and the Pharmacovigilance Agreement, owning and being responsible for the maintenance of the Safety Database and safety reporting for the Combined Therapy, and providing the Non-Conducting Party the opportunity to participate in and comment on such pharmacovigilance activities;
(r)    providing the Non-Conducting Party with the most current Investigator’s Brochure for the Conducting Party’s Compound;
(s)    analyzing the Study Data in a timely fashion and providing the Non-Conducting Party with access to the Study Data from the applicable Combined Therapy Trial as follows:
(i)    pursuant to a timetable determined by the JPT: (A) sharing with the Non-Conducting Party for review and comment drafts of interim and final clinical trial reports and statistical analysis conducted in accordance with the Statistical Analysis Plan from each Combined Therapy Trial and (B) providing the Non-Conducting Party the raw Study Data in electronic or other mutually agreed format;

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (I) not material and (II) would be competitively harmful if publicly disclosed.

(ii)    data set specifications (i.e., that define the structure, variables, and derivations for raw, SDTM, and ADAM data sets) upon finalization and amendment of such specifications during and throughout the conduct of the Combined Therapy Trial;
(iii)    within [ * ] after either unblinding of a study, or following extracts for planned or unplanned analyses, a copy of the database (including, to the extent available, raw data (all study sources), Study Data Tabulation Model (SDTM) data sets, and the Analysis Data Model analysis data sets (e.g., ADAM) with associated specifications) in a form and by a method to be approved by the JPT at all analysis time points as specified in the Study Analysis Plan (SAP);
(iv)    concurrent with the delivery to the Non-Conducting Party of each version of the final clinical trial report (e.g. interim, final, amendments), the Conducting Party shall also provide the SDTM data sets and the ADaM data sets used to generate such report or summary (to the extent not already provided), and other appropriate documentation including a Study Data Reviewers Guide, an Analysis Data Reviewers Guide that is provided to Health Authorities, a blank CRF, and an SDTM-annotated CRF; provided that (A) all data and information for cohorts that are not part of the Combined Therapy Trial will be redacted from the foregoing; and (B) prior to finalization of such reports, the Conducting Party shall provide a redacted draft of the Study Data Tabulation Model (SDTM) and the Analysis Data Model (ADaM) data sets used to generate the report or summary (unless the Protocol for such Combined Therapy Trial provides otherwise or the JSC agrees otherwise);
(v)    within [ * ] after either unblinding of a study, or following extracts for formal planned or unplanned analyses, access to safety databases that will be used for an interim review by an external consultant (or drug safety monitoring board, if required) to be agreed upon by the Parties;
(vi)    within [ * ] after database lock access to case report forms or patient profiles for all patients in each Combined Therapy Trial. Access to the aforementioned documents following extracts for formal planned or unplanned analyses will be subject to JPT discussion and approval.
(vii)    within [ * ] after the creation of a locked database for the Combined Therapy Trial, copies of the Form 1572s, financial disclosures, and other relevant documents required to meet regulatory requirements related to the Combined Therapy Trials (including any data or documents that may be required to provide Aggregate Safety Information to a Regulatory Authority with respect to the Non-Conducting Party Compound). Access to the aforementioned documents following extracts for formal planned or unplanned analyses will be subject to JPT discussion and approval; and
(viii)    promptly providing the Non-Conducting Party with any programs or SAS codes to be used for the Statistical Analysis Plan for the Combined Therapy Trial;
(t)    obtaining supplies of co-medications required for use in a Combined Therapy Trial pursuant to the applicable Protocol, and promptly providing the Non-Conducting Party a copy of the information provided to the manufacturer of such co-medication;
(u)    providing the Non-Conducting Party with information on the pharmacokinetics, efficacy, and safety of the Conducting Party Compound in combination with the Non-Conducting Party Compound; provided however that such requests regarding the Non-Conducting party Compound alone shall be brought to JPT for discussion and approval to ensure proper input from the Non-Conducting Party on these analyses.
(v)    collecting Samples;
(w)    providing the Non-Conducting Party, as provided in the Quality Agreement and based on the Non-Conducting Party sampling instructions, with samples of the Non-Conducting Party Compound (bulk and post packaging material) for analytical testing performed by the Non-Conducting Party; and
(x)    such other responsibilities as may be agreed to by the Parties or determined by the JPT or JSC.
Where the Conducting Party is to provide the Non-Conducting Party with the opportunity to review or comment on any document, the Conducting Party shall ensure the Non-Conducting Party has at least [ * ] from the date on which the Conducting Party provides the applicable document to the Non-Conducting Party to provide any comments.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (I) not material and (II) would be competitively harmful if publicly disclosed.

6.3    Responsibilities of the Non-Conducting Party. Subject to JPT direction and JSC oversight, and without limiting the other terms of this Agreement, a Party shall be responsible for the following activities in connection with each Combined Therapy Trial for which it is the Non-Conducting Party:
(a)    providing the JPT or JSC with immediate notice of any Manufacturing and/or supply issues with respect to its Compound that may adversely impact the conduct or timelines of a Combined Therapy Trial;
(b)    where and to the extent provided in the Quality Agreement, providing for the release by a Qualified Person (as such term is defined in the Quality Agreement), or providing the necessary documentation in support of such quality release, of the Non-Conducting Party Compound;
(c)     performing analytical and biological testing of samples taken by the Conducting Party as necessary for the purpose of identification of the Non-Conducting Party Compound after receipt and packaging by the Conducting Party, and providing the results to the Conducting Party to permit a timely release of the Non-Conducting Party Compound for shipment to clinical trial sites;
(d)    promptly reviewing each Protocol (including any immunogenicity analysis plan) and investigator’s brochure for the Combined Therapy, and the corresponding template informed consent form, Bioanalysis Plan, Statistical Analysis Plan, and any amendments to each of the foregoing;
(e)    to the extent necessary for the conduct of such Combined Therapy Trial, providing a Right of Reference to the relevant Regulatory Documentation for the Non-Conducting Party Compound;
(f)    assisting with the compilation, amendment, and filing of all necessary Combined Therapy Trial Regulatory Documentation with the applicable Regulatory Authorities, and providing the Conducting Party with copies of the Non-Conducting Party Regulatory Documentation necessary to obtain and maintain the Combined Therapy IND and prepare and file any other Combined Therapy Trial Regulatory Documentation in accordance with this Agreement, or otherwise comply with Applicable Law;
(g)    analyzing clinical pharmacokinetic Samples, or ADA, as required with the Non-Conducting Party Compound assay and providing copies of such data and data analysis to the Conducting Party or transferring the Non-Conducting Party Compound assays to the Conducting Party to perform the analysis;
(h)    providing comment and input on the management of each Combined Therapy Trial;
(i)    reviewing and, if applicable, suggesting alternatives to the Conducting Party’s proposed list of principal investigators for each Combined Therapy Trial;
(j)    providing and making available information and/or persons with knowledge on the Non-Conducting Party Compound as necessary to support the Combined Therapy Trial;
(k)    providing the JPT with prompt notice of any interactions with Regulatory Authorities relating to the Non-Conducting Party Compound that might reasonably be expected to materially impact such Combined Therapy Trial; and
(l)    such other responsibilities as may be agreed to by the Parties or determined by the JPT.
6.4    Other Clinical Trials. For clarity, except for the Combined Therapy Trials, each clinical trial of a Party’s Compound, alone or in combination with other pharmaceutical agents, shall not be subject to this Agreement (subject to each Party’s obligation to share relevant safety information as provided in this Agreement, the Quality Agreement, and the Pharmacovigilance Agreement). Nothing in this Agreement shall preclude a Party from conducting a clinical trial of its Compound outside this Agreement so long as it does not use or rely on the Confidential Information of the other Party in doing so.
6.5    Additional Combined Therapy Trials. If the Parties agree in writing to conduct any additional Combined Therapy Trial beyond the Initial Trials, the Pharmacovigilance Agreement and the Quality Agreement shall be amended to provide for such additional Combined Therapy Trial(s).
ARTICLE 7
INTELLECTUAL PROPERTY

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (I) not material and (II) would be competitively harmful if publicly disclosed.

7.1    Inventions. All ownership and rights in and to Inventions shall be allocated as follows:
(a)    Exelixis Ownership. All Exelixis Study Inventions shall be owned solely by Exelixis, and Exelixis will have the full right to exploit such Exelixis Study Inventions without the consent of, or any obligation to account to, Roche. Roche shall assign and hereby does assign (and shall cause its Affiliates and contractors to assign) all right, title, and interest in and to all Exelixis Study Inventions to Exelixis. Roche shall execute such further documents and provide such other assistance as may be reasonably requested by Exelixis to perfect Exelixis’ rights in such Exelixis Study Inventions, at Exelixis’ expense. Exelixis shall have the sole right, but not the obligation, to prepare, file, prosecute, and maintain all Exelixis Study Patents at its own expense.
(b)    Roche Ownership. All Roche Study Inventions shall be owned solely by Roche, and Roche will have the full right to exploit such Roche Study Inventions without the consent of, or any obligation to account to, Exelixis. Exelixis shall assign and hereby does assign (and shall cause its Affiliates and contractors to assign) all right, title, and interest in and to all Roche Study Inventions to Roche. Exelixis shall execute such further documents and provide such other assistance as may be reasonably requested by Roche to perfect Roche’s rights in such Roche Study Inventions, at Roche’s expense. Roche shall have the sole right, but not the obligation, to prepare, file, prosecute, and maintain all Roche Study Patents at its own expense.
(c)    Combined Therapy Inventions.
(i)    Ownership. All Combined Therapy Inventions shall be jointly and equally owned by the Parties. Each Party shall be entitled to practice and exploit the Combined Therapy Inventions and Combined Therapy Patents without the duty of accounting or seeking consent from the other Party (except as expressly set forth in Section 7.1(d) and Section 7.3(d) with regard to the filing, prosecution, maintenance, and enforcement of Combined Therapy Patents).
(ii)    Prosecution and Maintenance. “Prosecution and Maintenance” with regard to a given Patent, means the preparation, filing, prosecution and maintenance of such Patent, as well as any ex parte and inter partes proceedings, including reexaminations, reissues, applications for patent term extensions, interferences, derivation proceedings, post grant review proceedings, oppositions, litigations, arbitrations and other similar proceedings with respect to such Patent. The Parties shall agree as to which of Roche or Exelixis shall be responsible for Prosecution and Maintenance of the Combined Therapy Patents, and such Party shall use outside counsel acceptable to the other Party. Each Party shall cooperate with and assist the other Party in the Prosecution and Maintenance of any Combined Therapy Patent, including consulting with the other Party after receiving any substantial action, communication or development in the Prosecution and Maintenance of such Patent and making its relevant scientists and scientific records reasonably available. In addition, each Party shall sign and deliver, or use commercially reasonable efforts to have signed and delivered, at no charge to the other Party, all documents necessary in connection with such Prosecution and Maintenance. With respect to any Combined Therapy Patent, the outside counsel (if any) shall be instructed to (a) keep the Parties informed regarding the Prosecution and Maintenance thereof; (b) promptly furnish to each Party a copy of such Patent and copies of documents relevant to such Prosecution and Maintenance, including copies of correspondence with any patent office, foreign associates and outside counsel; and (c) act on the Parties’ instructions relating to such Prosecution and Maintenance, provided that if there is a conflict in the instructions given by the Parties, outside counsel shall inform the Parties and allow for their resolution of this conflict. Notwithstanding the foregoing, the Prosecuting Party shall not take any position in a submission to a Patent office that interprets the scope of a Patent or Patent application of the Non-Prosecuting Party without the prior written consent of such Non-Prosecuting Party. The Non-Prosecuting Party shall reimburse the Prosecuting Party for [ * ] costs incurred by the Prosecuting Party in the prosecution and maintenance of the Combined Therapy Patents.
(iii)    Abandonment. If a Party elects to not file or maintain a Combined Therapy Patent in a given country (or elects to not reimburse the other Party for [ * ] costs of prosecution and maintenance of such Combined Therapy Patent in such country), the other Party shall have the right to file or maintain such Patent in such country in its own name and at its own expense. In such event, the Party who decides not to file and maintain (or not to reimburse the other Party) a joint Patent for a given country shall promptly assign its rights to the joint invention in said country to the Party who wishes to file or maintain said Patent.
(iv)    Dispute. If the Parties cannot agree with respect to the decision to file or maintain a Combined Therapy Patent within [ * ] after the initiation of the Parties’ good faith efforts to resolve any disagreement, then either Party shall have the right to file or maintain a patent application for the Combined

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (I) not material and (II) would be competitively harmful if publicly disclosed.

Therapy Patent in the names of both Parties, provided that: (A) any resulting Patent shall be deemed to be a Combined Therapy Patent jointly owned by the Parties and subject to this Section 7.1(c).
(d)    Separation of Patent Rights. To more efficiently enable the prosecution and maintenance of the Roche Study Patents, Exelixis Study Patents, and Combined Therapy Patents, the Parties shall use commercially reasonable efforts to separate Roche Study Patents, Exelixis Study Patents, Combined Therapy Patents, Roche Independent Patents, and Exelixis Independent Patents into separate patent filings to the extent possible and without adversely impacting such prosecution and maintenance.
7.2    Disclosure and Assignment of Inventions. Each Party shall disclose promptly to the other Party in writing and on a confidential basis all Inventions, prior to any public disclosure or filing of Patent applications and allowing sufficient time for comment by the other Party. In addition, each Party shall assign, and hereby does assign, and shall cause its Affiliates and contractors to so assign, to the other Party, without additional compensation, such right, title, and interest in and to any Inventions as is necessary to effect the sole ownership provided for in Sections 7.1(a) and 7.1(b) and the joint ownership provided for in Section 7.1(c), as applicable.
7.3    Infringement of Patent Rights by Third Parties.
(a)    Notice. Each Party shall promptly notify the other Party in writing of any alleged or threatened (in writing) infringement, or misappropriation by a Third Party, of any Combined Therapy Patent of which it becomes aware (an “Infringement”).
(b)    Infringement of Exelixis Study Patents. Exelixis shall have the exclusive right to prosecute any and all Infringement of any Exelixis Study Patents as it may determine in its discretion, at its own expense. Roche shall reasonably cooperate with Exelixis in any such action (to the extent Roche has relevant information arising out of this Agreement), at Exelixis’ request and expense.
(c)    Infringement of Roche Study Patents. Roche shall have the exclusive right to prosecute any and all Infringement of any Roche Study Patents as it may determine in its discretion, at its own expense. Exelixis shall reasonably cooperate with Roche in any such action (to the extent Exelixis has relevant information arising out of this Agreement), at Roche’s request and expense.
(d)    Infringement of Combined Therapy Patents. With respect to Infringement of any Combined Therapy Patents, the Parties shall mutually agree whether to bring an enforcement action and, if so, which Party shall bring such action. The non-prosecuting Party shall reasonably cooperate in any such action, including, if required, by joining such action. If the Parties mutually agree to bring an enforcement action, each Party shall be responsible for [ * ] costs incurred in connection with such action. Any damages recovered from a Third Party in an Infringement action shall be first allocated to reimburse the Parties for their costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses), and any remaining amounts shall be [ * ], unless the Parties agree in writing to a different allocation. In connection with any proceeding under this Section 7.3(d), neither Party shall enter into any settlement without the prior written consent of the other Party.
7.4    Infringement of Third Party Rights.
(a)    Notice. If the performance of a Combined Therapy Trial becomes the subject of a claim of infringement of a patent, copyright, or other proprietary right by a Third Party, the Party first having notice of the claim shall promptly notify the other Party and, without regard to which Party is charged with said infringement and the venue of such claim, the Parties shall promptly confer to discuss the claim and the appropriate course of action and may, if appropriate, agree on and enter into a “common interest agreement” wherein the Parties agree to their shared, mutual interest in the outcome of such potential dispute.
(b)    Defense. If an infringement claim described in Section 7.4(a) is brought against one or both Parties, the Parties shall defend such claim jointly, unless they agree otherwise in writing. If the Parties jointly defend the claim, the Parties shall [ * ]. If only one Party is charged with infringement, such Party will have the first right, but not the obligation, to defend such claim. If the charged Party does not commence actions to defend such claim within [ * ] after being so charged, then the other Party shall have the right, but not the obligation, to defend such claim. The non-defending Party shall reasonably cooperate with the Party conducting the defense of the claim and shall have the right to participate with separate counsel at its own expense, and the defending Party shall consider in good faith the non-defending Party’s comments and suggestions on strategy for defending such

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (I) not material and (II) would be competitively harmful if publicly disclosed.

action. The Party defending the claim shall [ * ]. No Party shall enter into any settlement concerning activities under this Agreement or the Combined Therapy that affects the other Party’s rights under this Agreement or imposes any obligations on the other Party, including any admissions of wrongdoing on behalf of the other Party, without such other Party’s prior written consent, such consent not to be unreasonably withheld or delayed. Notwithstanding the foregoing, if a claim relates solely to one Party’s Compound, such Party shall have the sole right, but not the obligation, to defend and settle the disposition of such claim, at its sole expense, so long as the other Party’s rights under this Agreement are not materially adversely impacted.
7.5    Combined Therapy Trial Regulatory Documentation. The Parties shall jointly and equally own all right, title, and interest in and to the Combined Therapy Trial Regulatory Documentation. For clarity, Roche shall retain sole and exclusive ownership of the Roche Regulatory Documentation that is submitted with or referenced in the Combined Therapy Trial Regulatory Documentation, and Exelixis shall retain sole and exclusive ownership of the Exelixis Regulatory Documentation that is submitted with or referenced in the Combined Therapy Trial Regulatory Documentation.
7.6    Joint Research Agreement. The Parties acknowledge and agree that this Agreement is a “Joint Research Agreement” as defined in 35 USC § 100 (h).

ARTICLE 8
FINANCIAL TERMS
8.1    Combined Therapy Trial Expenses. Roche shall be responsible for fifty percent (50%), and Exelixis shall be responsible for fifty percent (50%), of the Shared Costs for each Combined Therapy Trial. Shared Costs shall be incurred consistent with the JSC-approved budget for such Combined Therapy Trial. The Parties must approve, under the JSC, a final budget prior to [ * ] for a given Combined Therapy Trial. A JPT will review the budget on a [ * ] basis, and re-calibration of study forecast will be conducted by the Conducting Party if the applicable JPT determines it is necessary. Each Party shall calculate Shared Costs in accordance with US GAAP (Generally Accepted Accounting Principles) or International Financial Reporting Standards. For clarity, expenses incurred as described in Article 5 (regarding manufacturing and supply) and Article 7 (regarding intellectual property) shall not be considered “Shared Costs”, and shall be borne or shared by the Parties as provided in such Articles.  In addition, each Party shall bear its own Third Party License Payments as set forth in Section 5.1(b).  For the avoidance of doubt, nothing in this Agreement shall establish an employment relationship between one Party and the employees of the other Party regardless of the reimbursement to such other Party for work performed by its employees under this Agreement.
8.2    Independent Combined Therapy Trial Costs. The Party conducting an Independent Combined Therapy Trial shall be solely responsible for the costs incurred in the performance of such Independent Combined Therapy Trial, subject to Section 5.1(a) and 5.2(a), as applicable (“Independent Trial Costs”). [ * ] If the Responding Party desires to submit any portion of the data resulting from an Independent Combined Therapy Trial to support a regulatory approval, or use the data for its own development, regulatory or commercial purposes, then the Responding Party shall notify the Proposing Party in writing at any time following the completion of such Independent Combined Therapy Trial. Within [ * ] after its receipt of such notice, the Proposing Party shall submit to the Responding Party a [ * ] invoice setting forth [ * ], and the Responding Party shall pay the amount invoiced [ * ]. Once payment is made, data transfer to the Responding Party shall occur as provided in this Agreement for a Combined Therapy Trial.
8.3    Background Data Costs. If either Party wishes to include any data from the other Party’s clinical trials of the Combined Therapy conducted prior to or outside of this Agreement (“Background Combined Therapy Trials”) in an application for regulatory approval or marketing approval of the Combined Therapy, or wishes to use such data for their own development, regulatory or commercial activities, then the conducting Party shall deliver a copy of the database and data generated in such Background Combined Therapy Trial, on a cohort-by-cohort basis, at a cost equal to [ * ] the costs incurred in connection with the relevant cohort within such Background Combined Therapy Trial, to the requesting Party. Prior to the delivery of such data, the conducting Party shall submit a reasonably detailed invoice [ * ] for [ * ] such costs and the requesting Party shall pay the amount invoiced within [ * ] after its receipt of such invoice; provided however that the requesting Party shall have a right to request supporting documentation for such invoice and any dispute over the accuracy of such invoice shall be resolved by the applicable JPT. The conducting Party shall provide the requested data to the requesting Party within [ * ] of receipt of such payment. The method for calculating such costs on a cohort-by-cohort basis shall be [ * ]. For

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (I) not material and (II) would be competitively harmful if publicly disclosed.

clarity, the foregoing payment shall not apply to safety data required by a Regulatory Authority, and each Party shall provide all such safety data to such Regulatory Authority at no additional cost to the other Party.
8.4    Shared Costs Invoicing; Payment.
(a)    Reporting and Invoicing.  Within [ * ] after the end of each Quarter, each Party shall provide to the other Party a reasonably detailed report setting forth the Shared Costs incurred by such Party during such Quarter (a “Quarterly Report”).  The Parties shall cooperate to promptly resolve any questions or Disputes related to such reports within [ * ] following the end of each Quarter.  Using the Quarterly Reports, the Parties’ respective finance teams shall determine the amount, if any, owed by one Party to the other Party for such Quarter within [ * ] the end of each Quarter. The Party owing the other Party shall make a “True-Up Payment” to such other Party within [ * ] after end of each Quarter. Disputes that cannot be resolved by the Parties’ respective finance teams shall be escalated to the JSC for resolution.
(b)    Budget Overruns.  Any amounts incurred by a Party that exceed [ * ] amounts approved by the JSC in the applicable budget (i.e., more than [ * ] over the budgeted amount) shall require approval of the JSC to be deemed a Shared Cost. To the extent that such overruns can be [ * ] by the Conducting Party, the JSC shall approve such increases to the applicable budget. If the JSC so agrees, the Parties shall bear the cost of any such budget overrun equally; except that if the reason for the overrun [ * ], then the amount of any overrun that [ * ] shall be [ * ].
8.5    Audit.  Each Party shall keep, and shall require its Affiliates to keep, complete and accurate records pertaining to the performance of its activities under this Agreement. Each Party shall keep such books and records for [ * ] following the calendar year to which they pertain, or such longer period of time as may be required by Applicable Laws.  Upon reasonable prior notice and during regular business hours at such place or places where such records are customarily kept, a Party’s records may be inspected on the other Party’s behalf by an independent certified public accountant (the “Auditor”) selected by the auditing Party and reasonably acceptable to the audited Party for the sole purpose of verifying the accuracy of the Quarterly Reports furnished by the audited Party pursuant to this Agreement or of any payments made, or required to be made, to a Party pursuant to this Agreement. Before beginning its audit, the Auditor shall execute an undertaking acceptable to each Party by which the Auditor agrees to keep confidential all information reviewed during the audit. Such audits shall be limited to results in and further limited to the [ * ] prior to audit notification. Such audits shall not be performed more frequently than [ * ] each calendar year and once with respect to records covering any specific period of time. Such auditor shall not disclose a Party’s Confidential Information to the other Party, and shall only verify the accuracy or inaccuracy of the Quarterly reports furnished by a Party or the amount of payments to or by a Party under this Agreement, and, in the case of any inaccuracy, the amount of such inaccuracy. In the event that the final result of the inspection reveals an undisputed underpayment or overpayment, the underpaid or overpaid amount shall be settled within [ * ] after the Auditor’s report. The auditing Party shall bear the full cost of such audit unless such audit reveals an underpayment of more than [ * ] by the audited Party, in which case the audited Party shall reimburse the auditing Party for the reasonable costs of such audit.
ARTICLE 9
RECORDS AND STUDY DATA
9.1    Records. Each Party shall maintain complete and accurate records of all work conducted with respect to the Combined Therapy Trials and of all results, information, data, data analyses, reports, records, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences and developments made by or provided to either Party, or by the Parties together, in the course of such Party’s efforts with respect to the Combined Therapy Trials (including the Statistical Analysis Plan and Bioanalysis Plan to be conducted pursuant to this Agreement) (all of the foregoing, the “Study Data”). Such records shall fully and properly reflect all work done and results achieved in the performance of the Combined Therapy Trials in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes.
9.2    Ownership of Study Data. Roche shall own the Study Data that relates exclusively to the Roche Compound (“Roche Study Data”), Exelixis shall own the Study Data that relates exclusively to the Exelixis Compound (“Exelixis Study Data”), and the Parties shall jointly and equally own all other Study Data (“Combined Therapy Study Data”). Each Party shall assign, and hereby does assign, and shall cause its Affiliates to so assign, to the other Party, without additional compensation, such right, title, and interest in and to all Study Data as is necessary to fully effect the foregoing, and agrees to execute all instruments as may be reasonably necessary to effect same.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (I) not material and (II) would be competitively harmful if publicly disclosed.

9.3    Use of Study Data.
(a)    Use of a Party’s Own Study Data. Roche may use and analyze the Roche Study Data for any purpose without obligation or accounting to Exelixis. Exelixis may use and analyze the Exelixis Study Data for any purpose without obligation or accounting to Roche.
(b)    Use of Combined Therapy Study Data by Roche. Roche and its Affiliates and (sub)licensees of the Roche Compound shall have the right to use and analyze the Combined Therapy Study Data for any and all purposes without the consent of, or any obligation to account to, Exelixis, including (i) in connection with their independent development, commercialization or other exploitation of the Roche Compound (alone or in combination with the Exelixis Compound and/or other pharmaceutical agents) and for inclusion in the safety database for the Roche Compound, and (ii) to conduct studies with Samples pursuant to Section 9.5. Subject to Section 9.5, the results of all such uses or analyses shall be owned by Roche, including any intellectual property rights therein, unless the Parties otherwise agree in writing.
(c)    Use in Regulatory Filings by Roche. In addition, Roche and its Affiliates and (sub)licensees of the Roche Compound shall have the right to use the Combined Therapy Study Data during and following the term of this Agreement to (i) submit regulatory filings and seek approvals for the Roche Compound as part of the Combined Therapy and (ii) following the applicable approval of the Combined Therapy, to promote indications based on, and to disseminate, the Combined Therapy Study Data for the benefit of the Roche Compound as part of the Combined Therapy, where permitted by and in accordance with Applicable Law. If Roche submits Combined Therapy Study Data to a Regulatory Authority in a filing for approval for the use of the Roche Compound in combination with the Exelixis Compound, then Roche shall be granted a Right of Reference to the relevant Regulatory Documentation Controlled by Exelixis for the Exelixis Compound and the Combined Therapy solely to the extent required for the purpose of such approval (which right shall survive any expiration or termination of this Agreement). In such case, Exelixis shall reasonably cooperate with Roche and make written authorizations and other filings with the applicable Regulatory Authority reasonably required to effect such Right of Reference. Such grant to Roche of a Right of Reference shall not include a Right of Reference for use in the Takeda Territory, without Exelixis’ prior written consent; provided, however, that Exelixis shall use all reasonable efforts to obtain rights for Roche in Japan, subject to their agreement with Takeda in Japan.
(d)    Use of Combined Therapy Study Data by Exelixis. Exelixis and its Affiliates and (sub)licensees of the Exelixis Compound shall have the right to use and analyze the Combined Therapy Study Data for any and all purposes without the consent of, or any obligation to account to, Roche, including (i) in connection with their independent development, commercialization or other exploitation of the Exelixis Compound (alone or in combination with the Roche Compound and/or other pharmaceutical agents) and for inclusion in the safety database for the Exelixis Compound, and (ii) to conduct studies with Samples pursuant to Section 9.5. Subject to Section 9.5, the results of all such uses or analyses shall be owned by Exelixis, including any intellectual property rights therein, unless the Parties otherwise agree in writing.
(e)    Use in Regulatory Filings by Exelixis. In addition, Exelixis and its Affiliates and (sub)licensees of the Exelixis Compound shall have the right to use the Combined Therapy Study Data during and following the term of this Agreement to (i) submit regulatory filings and seek approvals for the Exelixis Compound as part of the Combined Therapy and (ii) following the applicable approval of the Combined Therapy, to promote indications based on, and to disseminate, the Combined Therapy Study Data for the benefit of the Exelixis Compound as part of the Combined Therapy, where permitted by and in accordance with Applicable Law. If Exelixis submits Combined Therapy Study Data to a Regulatory Authority in a filing for approval for the use of the Exelixis Compound in combination with the Roche Compound, then Exelixis shall be granted a Right of Reference to the relevant Regulatory Documentation Controlled by Roche for the Roche Compound and the Combined Therapy solely to the extent required for the purpose of such approval (which right shall survive any expiration or termination of this Agreement). In such case, Roche shall reasonably cooperate with Exelixis and make written authorizations and other filings with the applicable Regulatory Authority reasonably required to effect such Right of Reference. Such grant to Exelixis of a Right of Reference shall not include a Right of Reference for use in Japan, without Roche’s prior written consent; provided, however, that Roche shall use all reasonable efforts to obtain rights for Exelixis in Japan, subject to any agreement Roche may have with a local Affiliate.
(f)    Biomarker Development. Each Party may use and disclose to a Third Party the Combined Therapy Study Data and its Compound’s Study Data, under obligations of confidentiality consistent with this Agreement, to develop and commercialize a biomarker or diagnostic test for use with its Compound and/or the Combined Therapy, and, unless otherwise mutually agreed by the Parties in writing, will own any intellectual

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (I) not material and (II) would be competitively harmful if publicly disclosed.

property arising out of the work funded or conducted by it with or through such Third Party. The Parties will discuss in good faith any opportunities to jointly participate in the development of any such biomarker or diagnostic test for use with the Combined Therapy.
(g)    [ * ]
(h)    No Other Uses. Except as expressly set forth in this Agreement, neither Party may use Study Data for any other purpose without the consent of the other Party during and after the Term of this Agreement.
9.4    Access to Study Data. Subject to the Pharmacovigilance Agreement, each Party shall have access to all Study Data (including, but not limited to, de-identified patient records) as soon as reasonably practicable after Study Data is available to or generated by the Party responsible for generating or collecting such Study Data.
9.5    Samples. Samples collected in the course of activities conducted under this Agreement shall be jointly and equally owned by the Parties (to the extent not owned by the patient and/or the clinical trial site). Any such Samples shall be collected in accordance with the applicable Protocol and ICFs. Except as set forth in a Bioanalysis Plan, no Party shall be permitted to use such Samples for any purpose without the approval of the JPT. All data and intellectual property arising out of such Sample use shall be owned by the Party conducting such study; provided that to the extent that any such data or intellectual property relates to the Combined Therapy (or biomarkers solely for use with the Combined Therapy), such data and intellectual property shall be considered Combined Therapy Study Data or Combined Therapy Inventions, and Combined Therapy Patents, as applicable. The Parties shall agree on which Party shall store the Samples for PK and ADA analysis for future use; provided that [ * ]. If neither Party has any further use for the Samples, then the remaining Samples shall be destroyed pursuant to the respective Party’s standard operating procedures for sample destruction, subject to the terms of and permission(s) granted in the ICFs signed by the subjects contributing such Samples in the Combined Therapy Trials.
9.6    Existing Trials. If a Combined Therapy Trial is added to a pre-existing clinical trial of one of the Parties, none of the cohorts of such pre-existing clinical trial shall be deemed part of the Combined Therapy Trial and none of the results, information, data, data analyses, reports, records, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, and developments from such cohorts will be Study Data unless the Protocol expressly provides otherwise. Where a cohort of a Combined Therapy Trial is a monotherapy cohort with just the Exelixis Compound or with just the Roche Compound, then the Study Data from such cohort will be Exelixis Study Data in the case where such cohort is a monotherapy cohort with just the Exelixis Compound and Roche Study Data in the case where such cohort is a monotherapy cohort with just the Roche Compound.

ARTICLE 10
CONFIDENTIALITY
10.1    Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, the Parties agree that, during the Term and for [ * ] thereafter, the receiving Party shall keep confidential and shall not publish or otherwise disclose, and shall not use for any purpose other than as expressly provided for in this Agreement, any Confidential Information of the other Party, and both Parties shall keep confidential and, subject to the remainder of this Article 10, shall not publish or otherwise disclose the terms of this Agreement. Each Party may use the other Party’s Confidential Information only to the extent required to accomplish the purposes of this Agreement, including exercising its rights or performing its obligations under this Agreement. Each Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but no less than reasonable care) to ensure that its employees, agents, consultants, contractors, and other representatives do not disclose or make any unauthorized use of the other Party’s Confidential Information. Each Party will promptly notify the other upon discovery of any loss or unauthorized use or disclosure of the other Party’s Confidential Information. For clarity, Combined Therapy Study Data shall be treated as Confidential Information of both Parties and shall not be disclosed to Third Parties unless it falls within the exceptions set forth in Section 10.2 below or is reasonably necessary to be disclosed in order for a Party to exercise its rights under Section 9.3.
10.2    Exceptions. The obligations of confidentiality and restriction on use under Section 10.1 will not apply to any information that the receiving Party can prove by competent written evidence:

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (I) not material and (II) would be competitively harmful if publicly disclosed.

(a)     is now, or hereafter becomes, through no act or failure to act on the part of the receiving Party, generally known or available to the public;
(b)    is known by the receiving Party at the time of receiving such information, other than by previous disclosure of the disclosing Party, or its Affiliates, employees, agents, consultants, or contractors;
(c)    is hereafter furnished to the receiving Party without restriction by a Third Party who has no obligation of confidentiality or limitations on use with respect thereto, as a matter of right; or
(d)    is independently discovered or developed by the receiving Party without the use of the disclosing Party’s Confidential Information.
10.3    Authorized Disclosure. Notwithstanding any other provision of this Agreement, each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following instances:
(a)     prosecuting or defending litigation as permitted by this Agreement;
(b)    complying with Applicable Law (including regulations promulgated by any securities exchange);
(c)    disclosure, in connection with the performance of this Agreement, to Affiliates, permitted sublicensees, contractors, manufacturers, ethics committees and IRBs, academic institutions, consultants, agents, investigators, and employees engaged in connection with the performance of a Combined Therapy Trial, each of whom prior to disclosure must be bound by similar terms of confidentiality and non-use at least equivalent in scope to those set forth in this Article 10;
(d)    disclosure of the Combined Therapy Study Data, Combined Therapy Inventions, and Combined Therapy Patents to Regulatory Authorities in connection with the development of the Combined Therapy, the Exelixis Compound, or the Roche Compound; and
(e)    disclosure of relevant safety information contained within the Combined Therapy Study Data to investigators, IRBs, and/or ethics committees and Regulatory Authorities that are involved in other clinical trials of the Exelixis Compound with respect to Exelixis, and the Roche Compound with respect to Roche, and (in the event of a Material Safety Issue) to Third Parties that are collaborating with Exelixis or Roche, respectively in the conduct of such other clinical trials of the Exelixis Compound or the Roche Compound, in each case solely to the extent necessary for the conduct of such clinical trials and/or to comply with Applicable Law and regulatory requirements.
Notwithstanding the foregoing, in the event that a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 10.3(a) or (b), it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use efforts to secure confidential treatment of such Confidential Information at least as diligent as such Party would use to protect its own confidential information of a similar nature, but in no event less than reasonable efforts. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information. Any information disclosed pursuant to any of Sections 10.3(a)-(e) shall remain Confidential Information and subject to the restrictions set forth in this Agreement.
10.4    Disclosure to Ipsen and Takeda. Notwithstanding any other provision of this Agreement, Roche hereby expressly authorizes Exelixis to disclose to Ipsen and Takeda (a) this Agreement, the Protocols, Combined Therapy Inventions, and Combined Therapy Patents, and (b) any other Roche Confidential Information necessary for Exelixis to fulfill its obligations to Ipsen and Takeda under the Ipsen-Exelixis Agreements and the Takeda-Exelixis Agreements; provided that Ipsen and Takeda are each under confidentiality obligations at least as restrictive as set forth herein. Exelixis shall be free to disclose the Exelixis Study Data and the Combined Therapy Study Data to Ipsen and Takeda as Exelixis may determine as provided in Section 10.3(c) or 10.3(d) and otherwise to fulfill its obligations under each of the Ipsen-Exelixis Agreements and the Takeda-Exelixis Agreements.
10.5    Press Releases and Publications.
(a)    The Parties shall jointly agree to the content and timing of all external communications with respect to this Agreement, including an initial press release by Exelixis, the content of which shall be as

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (I) not material and (II) would be competitively harmful if publicly disclosed.

attached hereto as Exhibit B, subsequent press releases, media Q&As, and the content and wording of any listing of a Combined Therapy Trial on a public database or public registry (such as clinicaltrials.gov).
(b)    Exelixis and Roche agree to collaborate to publicly disclose, publish, or present (with the Conducting Party to lead) (i) top-line results from each Combined Therapy Trial, limited if possible to avoid jeopardizing the future publication of the Study Data at a scientific conference or in a scientific journal, solely for the purpose of disclosing, as soon as reasonably practicable, the safety or efficacy results and conclusions that are material to any Party under applicable securities laws, and (ii) the conclusions and outcomes (the “Results”) of each Combined Therapy Trial at a scientific conference as soon as reasonably practicable following the completion of such Combined Therapy Trial, subject to the following terms and conditions. The Party proposing to disclose, publish, or present the Results shall deliver to the other Party a copy of the proposed disclosure, publication, or presentation: (a) for abstracts, slide presentations or posters, at least [ * ] prior to submission (in the case of abstracts) or first public presentation (in the case of slide presentations and posters); and (b) at least [ * ] in advance of first submission and each subsequent submission in the case of manuscripts; or (c) within such other timeframe as the Parties may agree. The reviewing Party shall determine whether any of its Confidential Information that may be contained in such disclosure, publication, or presentation should be modified or deleted, whether to file a patent application on any Exelixis Study Invention (solely with respect to Exelixis) or Roche Study Invention (solely with respect to Roche) or Combined Therapy Invention disclosed therein. The disclosure, publication, or presentation shall be delayed for an additional [ * ] if a reviewing Party reasonably requests such extension to allow time for the preparation and filing of relevant patent applications. If a reviewing Party reasonably requests modifications to the disclosure, publication, or presentation to prevent the disclosure of such Party’s Confidential Information, the publishing Party shall remove such information prior to submission of the disclosure, publication, or presentation. In the event of a disagreement as to content, timing, and/or venue or forum for any disclosure, publication, or presentation of the Results, such dispute (a “Publication Dispute”) shall be referred to the Executive Officers (or their respective designees) for resolution; provided that, in the absence of agreement after such good faith discussions, and upon expiration of an additional [ * ], (A) academic collaborators engaged by the Conducting Party in connection with the performance of the Combined Therapy Trials may publish Combined Therapy Study Data obtained by such academic collaborator solely to the extent that such ability to publish such Combined Therapy Study Data is set forth in an agreement between the Conducting Party and such academic collaborator relating to the conduct of Combined Therapy Trials and (B) the publishing Party may proceed with the disclosure, publication, or presentation provided that such disclosure, publication, or presentation is consistent with its internal publication guidelines and customary industry practices for the publication of similar data and does not contain any Confidential Information of the non-publishing Party. Authorship of any publication shall be determined based on the accepted standards used in peer-reviewed academic journals at the time of the proposed disclosure, publication, or presentation.
(c)    Notwithstanding the foregoing, nothing herein shall prevent or restrict Chugai, Ipsen, or Takeda from making any disclosures of published Study Data disclosed to it by Roche pursuant to Section 10.4 or Exelixis pursuant to Section 10.5 of the existence of this Agreement, in each case in order for Chugai, Ipsen, or Takeda to comply with requirements of Applicable Law, the rules or regulations of any securities exchange or listing entity on which its stock may be traded, or pursuant to an order of a court or governmental entity to publicly disclose the existence of the Agreement and the Study Data.
10.6    Compliance with Sunshine Laws.
(a)    For purposes of compliance with reporting obligations under Sunshine Laws, as between the Parties, the Conducting Party will report payments or other transfers of value (“POTV”) made by the Conducting Party or the CRO related to the conduct of the Combined Therapy Trials and any applicable associated contractor engagements as required under the Sunshine Laws for each Combined Therapy Trial. Interpretation of the Sunshine Laws for purposes of reporting any POTV by a Party shall be in such Party’s sole discretion so long as the interpretation complies with Applicable Law.
(b)    The Conducting Party (i) will provide (to the extent in the possession of the Conducting Party), or will utilize Commercially Reasonable Efforts to obligate and ensure that each CRO and other applicable Third Party contractors for a Combined Therapy Trial provides, the Non-Conducting Party with any information requested by the Non-Conducting Party as the Non-Conducting Party may reasonably determine for the Non-Conducting Party to comply with its reporting obligations under Sunshine Laws (with such amounts paid to, or at the direction of, each recipient to be reported to the Non-Conducting Party within a reasonable time period specified by the Non-Conducting Party) and (ii) will reasonably cooperate with, and will use Commercially

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (I) not material and (II) would be competitively harmful if publicly disclosed.

Reasonable Efforts to obligate and ensure that each CRO and other applicable Third Party contractors for a Combined Therapy Trial reasonably cooperates with, the Non-Conducting Party in connection with its compliance with such Sunshine Laws. The form in which the Conducting Party provides any such information shall be mutually agreed, but in any case sufficient to enable the Non-Conducting Party to comply with its reporting obligations and the Non-Conducting Party may disclose any information that it reasonably believes is necessary to comply with Sunshine Laws. Without limiting the foregoing, the Non-Conducting Party shall have the right to allocate payments or other transfers of value in connection with this Agreement in any required reporting under Sunshine Laws in accordance with its normal business practices. These obligations shall survive the expiration and termination of the agreement to the extent necessary for the Non-Conducting Party to comply with Sunshine Laws.
(c)    For purposes of this Section 10.6, “Sunshine Laws” means Applicable Laws requiring collection, reporting and disclosure of POTVs to certain healthcare providers, entities and individuals. These Applicable Laws may include, without limitation, relevant provisions of the Patient Protection and Affordable Health Care Act of 2010 and implementing regulations thereunder. “Recipients” means healthcare providers, teaching hospitals and/or any other persons for whom transfers of value or payments must be reported under Sunshine Laws.
10.7    Destruction of Confidential Information. Upon expiration or termination of the Agreement, the receiving Party shall, upon request by the other Party, immediately destroy all of the other Party’s Confidential Information relating solely to its Compound(s) as monotherapy (but not to the Combined Therapy or the Combined Therapy Study Data) in its possession; provided, however, that the receiving Party shall be entitled to retain one (1) copy of Confidential Information solely for record-keeping purposes and shall not be required to destroy any off-site computer files created during routine and automatic system back up which are subsequently stored securely by the receiving Party.
ARTICLE 11
REPRESENTATIONS AND WARRANTIES
11.1    Authority and Binding Agreement. Exelixis and Roche each represents and warrants to the other that, as of the Effective Date, (a) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (b) it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder; and (c) the Agreement has been duly executed and delivered on behalf of each Party and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.
11.2    No Conflicts. Exelixis and Roche each represents and warrants that, to the best of its knowledge, as of the Effective Date it has not entered, and shall not enter, into any agreement with any Third Party that is in conflict with the rights granted to any other Party under this Agreement, and has not taken any action that would in any way prevent it from granting the rights granted to any other Party under this Agreement, or that would otherwise materially conflict with or adversely affect the rights granted to any other Party under this Agreement.
11.3    Litigation. Exelixis and Roche each represents and warrants that, to the best of its knowledge, as of the Effective Date it is not aware of any pending or threatened litigation (and has not received any communication) that alleges that its activities related to this Agreement have violated, or that by conducting the activities as contemplated in this Agreement it would violate, any of the intellectual property rights of any other Person (after giving effect to the license grants in this Agreement).
11.4    No Adverse Proceedings. Exelixis and Roche each represents and warrants that, to the best of its knowledge, as of the Effective Date there is no pending or threatened, in writing, claim, suit, action, or governmental proceeding against such Party that would, if adversely determined, materially impair the ability of such Party to perform its obligations under this Agreement.
11.5    Consents. Exelixis and Roche each represents and warrants that, to the best of its knowledge, as of the Effective Date all necessary consents, approvals, and authorizations of all regulatory and governmental authorities and other Persons (a) required to be obtained by such Party in connection with the execution and delivery of this Agreement have been obtained and (b) required to be obtained by such Party in connection with the performance of its obligations under this Agreement have been obtained or will be obtained prior to such performance.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (I) not material and (II) would be competitively harmful if publicly disclosed.

11.6    No Debarment. Each Party represents, warrants, and covenants to the other Party that it is not debarred or disqualified under the U.S. Federal Food, Drug and Cosmetic Act, as may be amended, or comparable laws in any country or jurisdiction other than the U.S., and it does not, and will not during the Term, employ or use the services of any person who is debarred or disqualified, in connection with activities relating to any Product. In the event that either Party becomes aware of the debarment or disqualification or threatened debarment or disqualification of any person providing services to such Party, including the Party itself or its Affiliates or Sublicensees, that directly or indirectly relate to activities contemplated by this Agreement, such Party shall immediately notify the other Party in writing and such Party shall cease employing, contracting with, or retaining any such person to perform any such services.
11.7    Compliance with Applicable Law. Exelixis and Roche each represents and warrants that it shall comply, and shall cause its and its Affiliates’ employees and contractors to comply, with all Applicable Laws of the country or other jurisdiction, or any court or agency thereof, applicable to the performance of its activities hereunder or any obligation or transaction hereunder.
11.8    Affiliates. Exelixis and Roche each represents and warrants that, to the extent the intellectual property, Regulatory Documentation, or Technology licensed by it hereunder are Controlled by its Affiliates or a Third Party, it has the right to use, and has the right to grant (sub)licenses to the other Party to use, such intellectual property, Regulatory Documentation, or Technology in accordance with the terms of this Agreement.
11.9    Ethical Business Practices. Exelixis and Roche each represents and warrants that neither it nor its Affiliates will make any payment, either directly or indirectly, of money or other assets, including the compensation such Party derives from this Agreement (collectively a “Payment”), to government or political party officials, officials of International Public Organizations, candidates for public office, or representatives of other businesses or persons acting on behalf of any of the foregoing (collectively “Officials”) where such Payment would constitute violation of any law, including the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq. In addition, regardless of legality, neither it nor its Affiliates will make any Payment either directly or indirectly to Officials if such Payment is for the purpose of improperly influencing decisions or actions with respect to the subject matter of this Agreement. All activities will be conducted in compliance with the U.S. False Claims Act and the U.S. Anti-Kickback Statute.
11.10    Single Agent Compound Safety Issues. Each Party represents and warrants that, to the best of its knowledge, as of the Effective Date it is not aware of any material safety or toxicity issue with respect to its Single Agent Compound that is not reflected in the investigator’s brochure(s) for its Single Agent Compound existing as of the Effective Date.
11.11    Accounting. Each Party represents and warrants that all transactions under the Agreement shall be properly and accurately recorded in all material respects on its books and records and that each document upon which entries in such books and records are based is complete and accurate in all material respects.
11.12    Compliance with Ipsen-Exelixis Agreements and Takeda-Exelixis Agreements. Exelixis will use Commercially Reasonable Efforts to comply with its obligations under the Ipsen-Exelixis Agreements and the Takeda-Exelixis Agreements (and not to voluntarily terminate same) to the extent necessary for each Combined Therapy Trial to be completed in accordance with the terms of this Agreement and for Roche to receive the rights and benefits provided to it under this Agreement.
11.13    DISCLAIMER OF WARRANTY. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED, OR STATUTORY, INCLUDING WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO.
ARTICLE 12
INDEMNIFICATION
12.1    Roche Indemnification. Roche hereby agrees to defend, indemnify, and hold harmless Exelixis, its Affiliates, and their respective directors, officers, employees, and agents (each, an “Exelixis Indemnitee”) from and against any and all liabilities, expenses, and losses, including reasonable legal expenses and attorneys’ fees (collectively, “Losses”), to which any Exelixis Indemnitee may become subject as a result of any claim, demand, action, or other proceeding (each, a “Claim”) by any Third Party to the extent such Losses arise out of:

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (I) not material and (II) would be competitively harmful if publicly disclosed.

(a)    the negligence or intentional misconduct of Roche, any Roche Indemnitee, or any (sub)licensee of Roche conducting activities on behalf of Roche under this Agreement;
(b)    any breach by Roche of any provision of this Agreement;
(c)    any injury to a subject in a Combined Therapy Trial caused solely by the development, use, or manufacture of the Roche Compound;
(d)    the use by Roche, its Affiliates, contractors, or (sub)licensees of any Combined Therapy Study Data, Roche Study Data, Roche Study Inventions, Roche Study Patents, Combined Therapy Inventions, and Combined Therapy Patents outside the scope of this Agreement (other than with respect to Third Party Claims that are covered under Section 7.4); but excluding, in each case ((a) through (e)), any such Losses to the extent Exelixis is obligated to Indemnify the Roche Indemnitees pursuant to Section 12.2.
12.2    Exelixis Indemnification. Exelixis hereby agrees to defend, indemnify, and hold harmless Roche, its Affiliates, and their respective directors, officers, employees, and agents (each, a “Roche Indemnitee”) from and against any and all Losses to which any Roche Indemnitee may become subject as a result of any Claim by any Third Party to the extent such Losses arise out of:
(a)    the negligence or intentional misconduct of Exelixis, any Exelixis Indemnitee, or any (sub)licensee of Exelixis conducting activities on behalf of Exelixis under this Agreement;
(b)    any breach by Exelixis of any provision of this Agreement;
(c)    any injury to a subject in a Combined Therapy Trial caused solely by the development, use, or manufacture of the Exelixis Compound;
(d)    the use by Exelixis, its Affiliates, contractors, or (sub)licensees of Combined Therapy Study Data, Exelixis Study Data, Exelixis Study Inventions, Exelixis Study Patents, Combined Therapy Inventions and Combined Therapy Patents outside the scope of this Agreement (other than with respect to Third Party Claims that are covered under Section 7.4), but excluding, in each case ((a) through (e)), any such Losses to the extent Roche is obligated to Indemnify the Exelixis Indemnitees pursuant to Section 12.1.
12.3    Indemnification Procedure. A Party that intends to claim indemnification under this Article 12 (the “Indemnitee”) shall promptly notify the indemnifying Party (the “Indemnitor”) in writing of any Claim in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have sole control of the defense or settlement of such Claim. The Indemnitee may participate at its expense in the Indemnitor’s defense of and settlement negotiations for any Claim with counsel of the Indemnitee’s own choice. The indemnity arrangement in this Article 12 shall not apply to amounts paid in settlement of any action with respect to a Claim if such settlement is effected without the consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Claim shall only relieve the Indemnitor of its indemnification obligations under this Article 12 if and to the extent the Indemnitor is actually prejudiced thereby. The Indemnitee shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action with respect to a Claim covered by this indemnification.
12.4    Separate Defense of Claims. In the event that the Parties cannot agree as to the application of Sections 12.1 and/or 12.2 to any particular Loss, the Parties may conduct separate defenses of such Loss. Each Party further reserves the right to claim indemnity from the other in accordance with Sections 12.1 and/or 12.2 upon resolution of the underlying claim, notwithstanding the provisions of Section 12.3.
12.5    Insurance. Each Party shall maintain commercially reasonable levels of insurance or other adequate and commercially reasonable forms of protection or self-insurance in light of its obligations under this Agreement. Each Party shall provide the other Party with written notice at least [ * ] prior to the cancellation, non-renewal, or material change in such insurance or self-insurance which would materially adversely affect the rights of the other Party hereunder. The maintenance of any insurance shall not constitute any limit or restriction on damages available to a Party under this Agreement.
12.6    LIMITATION OF LIABILITY. EXCEPT FOR DAMAGES THAT (A) ARISE IN CONNECTION WITH A PARTY’S (I) WILLFUL MISCONDUCT OR FRAUD OR (II) BREACH OF ITS OBLIGATIONS UNDER ARTICLE 10, OR (B) ARE SUBJECT TO INDEMNIFICATION UNDER SECTION 12.1 OR 12.2, NEITHER PARTY SHALL BE LIABLE IN CONTRACT,

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (I) not material and (II) would be competitively harmful if publicly disclosed.

TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY, OR OTHERWISE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE, OR CONSEQUENTIAL DAMAGES OR FOR LOSS OF PROFITS SUFFERED BY THE OTHER PARTY (OR ITS AFFILIATES OR (SUB)LICENSEES), REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.
ARTICLE 13
TERM AND TERMINATION
13.1    Term. This Agreement shall be effective as of the Effective Date and, unless earlier terminated as provided in this Agreement, shall continue in effect until completion by all centers or institutions participating in the Combined Therapy Trials for such Combined Therapy combination, the delivery of all Study Data, including all completed case report forms, all final analyses, and all final clinical study reports for the Combined Therapy Trials to both Parties, and the completion of any then agreed upon Statistical Analysis and Bioanalysis Plan (the “Term”).
13.2    Termination for Material Breach. Each Party shall have the right to terminate this Agreement immediately in its entirety upon written notice to the other Party if such other Party materially breaches this Agreement and has not cured such breach to the reasonable satisfaction of the other Party within [ * ] after notice of such breach from the non-breaching Party. If cure of such breach (other than non-payment) cannot reasonably be effected within such [ * ] period, the breaching Party shall deliver to the non-breaching Party a plan reasonably calculated to cure such breach within a reasonable timeframe, but in any event within [ * ]. So long as the breaching Party is diligently carrying out such plan, the non-breaching Party shall not have the right to terminate this Agreement. If the breaching Party fails to diligently carry out such plan and cure such breach as provided above, then the non-breaching Party may terminate this Agreement upon written notice to the breaching Party.
13.3    Termination for Bankruptcy. Each Party shall have the right to terminate this Agreement immediately in its entirety upon written notice to the other Party if such other Party makes a general assignment for the benefit of creditors, files an insolvency petition in bankruptcy, petitions for or acquiesces in the appointment of any receiver, trustee, or similar officer to liquidate or conserve its business or any substantial part of its assets, commences under the laws of any jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, adjustment of debt, dissolution, liquidation, or any other similar proceeding for the release of financially distressed debtors or becomes a party to any proceeding or action of the type described above and such proceeding is not dismissed within [ * ] after the commencement thereof.
13.4    Termination due to Material Safety Issue; Clinical Hold.
(a)    Roche or Exelixis shall each have the independent right to immediately suspend the treatment of subjects in the Combined Therapy Trial and terminate this Agreement upon written notice if it deems it necessary to protect the safety, health, or welfare of subjects enrolled in any Combined Therapy Trial due to the existence of a Material Safety Issue. In the event of a termination due to a Material Safety Issue, prior to the terminating Party providing written notice, each Party’s safety committee shall, to the extent practicable, meet and discuss in good faith the safety concerns raised by the terminating Party and consider in good faith the input, questions and advice of the non-terminating Party, but should any dispute arise in such discussion, the dispute resolution processes set forth herein shall not apply to such dispute and the terminating Party shall have the right to issue such notice and such suspension shall take effect without the Parties first following the dispute resolution procedures set forth herein and the Agreement shall subsequently terminate once the Combined Therapy Trial has been wound down pursuant to Section 13.5.
(b)    If a Clinical Hold with respect to either the Roche Compound(s) or the Exelixis Compound should arise at any time after the Effective Date, the Parties will meet and discuss the basis for the Clinical Hold, how long the Clinical Hold is expected to last, and how they might address the issue that caused the Clinical Hold. If, after [ * ] of discussions following the Clinical Hold, a Party reasonably concludes that the issue is not solvable or that unacceptable and material additional costs/delays have been and/or will continue to be incurred in the conduct of the Combined Therapy Trial, then such Party may immediately terminate this Agreement upon written notice to the other Party.
13.5    Effect of Termination. Upon expiration or termination of this Agreement:
(a)    Licenses. The licenses granted to each Party under this Agreement shall terminate upon completion of any ongoing activities under this Agreement; and

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (I) not material and (II) would be competitively harmful if publicly disclosed.

(b)    Wind Down. The Parties shall use reasonable efforts to wind down activities under this Agreement in a reasonable manner and avoid incurring any additional expenditures or non-cancellable obligations; provided that, in the case of termination, the Conducting Party may continue to dose subjects enrolled in any then ongoing Combined Therapy Trial through completion of the applicable Protocol if dosing is required by the applicable Regulatory Authority(ies) and/or Applicable Law(s). Any such wind-down activities will include the return to a Party, or destruction, of all of such Party’s Compound provided to the other Party and not used in the Combined Therapy Trials. If applicable, upon termination of this Agreement, the Parties shall remain responsible pursuant to the terms of this Agreement for any expenses incurred that are associated with terminating any ongoing clinical trial work and/or result from such ongoing activities under this Agreement solely to the extent such activities are deemed necessary by the Conducting Party (after agreement by the JSC) based on reasonable medical judgment to protect the health of subjects participating in any Combined Therapy Trial.
13.6    Survival. The following Articles and Sections of this Agreement and all definitions relating thereto shall survive any expiration or termination of this Agreement for any reason: Section 2.4, Section 2.6(b), Section 2.10, Article 7, Sections 8.1, 8.2, 8.3, and 8.5, Article 9, Article 10, Article 11, Article 12, Sections 13.5 and 13.6, and Sections 14.1, 14.2, 14.3, 14.5, 14.6, 14.7, 14.9, 14.10, 14.11, 14.12, 14.14, and 14.15
ARTICLE 14
MISCELLANEOUS

14.1    Entire Agreement. The Parties acknowledge that this Agreement shall govern all activities of the Parties with respect to the Combined Therapy Trials from the Effective Date forward. This Agreement, including the Exhibits hereto and together with the Protocol, Quality Agreement, and Pharmacovigilance Agreement, sets forth the complete, final, and exclusive agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements and understandings between the Parties with respect to such subject matter. There are no covenants, promises, agreements, warranties, representations, conditions, or understandings, either oral or written, between the Parties with respect to such subject matter other than as are set forth in this Agreement. All Exhibits attached hereto are incorporated herein as part of this Agreement. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the Parties to this Agreement.
14.2    Governing Law. This Agreement shall be governed and construed in accordance with the internal laws of the State of California, USA, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.
14.3    Dispute Resolution.
(a)    General. Except as provided in Sections 3.7 and 8.5, any dispute between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith (a “Dispute”) shall be resolved pursuant to this Section 14.3.
(b)    Executive Officers. Any Dispute shall first be referred to the Executive Officers of the Parties, who shall confer in good faith on the resolution of the issue. Any final decision mutually agreed to by the Executive Officers shall be conclusive and binding on the Parties.
(c)    Arbitration. If the Executive Officers are not able to agree on the resolution of a Dispute within [ * ] (or such other period of time as mutually agreed by the Executive Officers) after such Dispute was first referred to them, then, if a Party wishes to pursue further resolution of such Dispute, such Dispute shall be finally resolved by binding arbitration in accordance with this Section 14.3(c). Such Dispute shall be referred to and finally resolved by arbitration JAMS pursuant to its Streamlined Arbitration Rules then in effect (“Rules”), as then in effect, by a tribunal of three (3) arbitrators. The seat and legal place of the arbitration shall be San Francisco, California. Each Party shall nominate one arbitrator and the third arbitrator shall be nominated by the two Party-nominated arbitrators within [ * ] after the second arbitrator’s appointment. If a Party does not nominate its arbitrator within [ * ] following the expiry of the allotted period, then such arbitrator shall be appointed by the ICC in accordance with its rules. Any arbitrator appointed by JAMS shall have at least ten (10) years’ experience in the pharmaceutical industry. The arbitration shall be conducted, and all documents submitted to the arbitrators shall be, in English. Each Party shall bear its own legal costs for its counsel and other expenses, and the Parties shall equally share the costs of the arbitration; provided that the arbitral tribunal shall have the discretion to provide that the losing party is responsible for all or a portion of such arbitration and legal costs, in such case the arbitral award will so provide. The arbitrators shall have no power to award damages prohibited pursuant to Section 12.6. In no event shall the

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (I) not material and (II) would be competitively harmful if publicly disclosed.

arbitrators assign a value to any issue greater than the greatest value for such issue claimed by either Party or less than the smallest value for such issue for such item claimed by either Party. The award shall be final and binding upon the Parties and the Parties undertake to carry out any award without delay. Judgment on the award may be entered in any court of competent jurisdiction. Except to the extent necessary to confirm, enforce, or challenge an award of the arbitration, to protect or pursue a legal right, or as otherwise required by Applicable Law or regulation or securities exchange, neither Party nor any arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both Parties. Notwithstanding anything to the contrary in the foregoing, in no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy, or claim would be barred by the applicable statute of limitations. Any Disputes concerning the propriety of the commencement of the arbitration shall be finally settled by the arbitral tribunal.
(d)    Subject Matter Exclusions. Notwithstanding the provisions of Section 14.3(c), any Dispute not resolved internally by the Parties pursuant to Section 14.3(c) that involves the validity, enforceability, or infringement of a Patent relevant to this Agreement (a) that is issued in the United States shall be subject to actions before the United States Patent and Trademark Office and/or submitted exclusively to the federal court located in the jurisdiction of the district where any of the defendants resides; and (b) that is issued in any other country shall be brought before an appropriate regulatory or administrative body or court in that country, and the Parties hereby consent to the jurisdiction and venue of such courts and bodies.
(e)    Interim Relief. Notwithstanding anything herein to the contrary, nothing in this Section 14.3 shall preclude either Party from seeking interim or provisional relief, including a temporary restraining order, preliminary injunction, or other interim equitable relief concerning a Dispute in any court of competent jurisdiction before or after the initiation of an arbitration as set forth in Section 14.3(c), if necessary to protect the interests of such Party. This Section shall be specifically enforceable.
14.4    Force Majeure. The Parties shall be excused from the performance of their obligations under this Agreement (other than the payment of monies owed to the other Party) to the extent that such performance is prevented by force majeure and the non-performing Party promptly provides notice of the prevention to each other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure means acts of God, strikes or other concerted acts of workers, civil disturbances, fires, earthquakes, acts of terrorism, floods, explosions, riots, war, rebellion, sabotage or failure or default of public utilities or common carriers or similar conditions beyond the control of the Parties.
14.5    Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given for all purposes if such notice is timely and is: (a) mailed by first class certified or registered mail, postage prepaid, return receipt requested, (b) sent by express delivery service, or (c) personally delivered. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

For Exelixis:	Exelixis, Inc.
1851 Harbor Bay Parkway
Alameda, CA 94502
Attn: EVP and General Counsel

With invoices to:	[ * ]

For Roche:	F. Hoffmann-La Roche Ltd
Grenzacherstrasse 124
CH-4070 Basel,
Switzerland
Attention: Group Legal Department

With invoices to:	Genentech, Inc.
1 DNA Way
South San Francisco, California 94080
Attention: Customer Finance

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (I) not material and (II) would be competitively harmful if publicly disclosed.

[ * ]

Any such communication shall be deemed to have been received when delivered. It is understood and agreed that this Section 14.5 is not intended to govern the day-to-day business communications necessary between the Parties in performing their duties, in due course, under the terms of this Agreement.
14.6    Waiver. The waiver by either Party of any right under this Agreement or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise. Any waiver by a Party of a particular term or condition will be effective only if set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.
14.7    No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party. No presumption as to construction of this Agreement shall apply against either Party with respect to any ambiguity in the wording of any provision(s) of this Agreement irrespective of which Party may be deemed to have authored the ambiguous provision(s).
14.8    Independent Contractor. The Parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture, or similar business relationship between the Parties. Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty, or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.
14.9    Assignment; Licensees.
(a)    Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned, or delayed); provided, however, that either Party may assign or otherwise transfer this Agreement and its rights and obligations hereunder without the other Party’s consent:
(i)    in connection with the transfer or sale of all or substantially all of the business or assets of such Party relating to this Agreement to a Third Party, whether by merger, consolidation, divesture, restructure, sale of stock, sale of assets, or otherwise; provided that in the event of any such transaction (whether this Agreement is actually assigned or is assumed by the acquiring Party by operation of law (e.g., in the context of a reverse triangular merger)), the intellectual property rights of the acquiring Party to such transaction (if other than one of the Parties to this Agreement) shall not be included in the technology for which rights have been granted under this Agreement, and notice is provided to the other Party; or
(ii)    to an Affiliate, provided that if the entity to which this Agreement is assigned ceases to be an Affiliate of the assigning Party, the Agreement shall be automatically assigned back to the assigning Party or its successor.
The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties, and the name of a Party appearing herein will be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Section 14.9. Any assignment not in accordance with this Section 14.9 shall be null and void and of no legal effect.
(b)    Licensees. If a Party grants a Third Party a license (other than a license solely to make a Product for a Party and other than any license rights granted Ipsen for the Ipsen Territory and Takeda for the Takeda Territory) to develop and commercialize its Single Agent Compound on a worldwide basis or in any geographic region and/or for all purposes or a limited field, such Party will obtain such Third Party licensee’s agreement to abide by the relevant terms of this Agreement in the same manner as the licensor Party.
14.10    Headings. The captions to the several Sections and Articles hereof are not a part of this Agreement, but are included merely for convenience of reference only and shall not affect its meaning or interpretation.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (I) not material and (II) would be competitively harmful if publicly disclosed.

14.11    Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument. This Agreement may be executed by facsimile or electronic (e.g., .pdf) signatures and such signatures shall be deemed to bind each Party hereto as if they were original signatures.
14.12    Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable, or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability, or legality of any remaining portions of this Agreement. The Parties will in such an instance use their best efforts to replace the invalid, unenforceable, or illegal provision(s) with valid, enforceable, and legal provision(s) that best implement the original intent of the Parties and purposes of this Agreement.
14.13    Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as the other Party may reasonably request in order to perfect any license, assignment or other transfer or any properties or rights under, or pursuant, to this Agreement.
14.14    No Benefit to Third Parties. The representations, warranties, and agreements set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other parties.
14.15    Interpretation. The headings of clauses contained in this Agreement preceding the text of the sections, subsections, and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. All references in this Agreement to the singular shall include the plural where applicable. Unless otherwise specified, references in this Agreement to any Article shall include all Sections, subsections, and paragraphs in such Article, references to any Section shall include all subsections and paragraphs in such Section, and references in this Agreement to any subsection shall include all paragraphs in such subsection. The word “including” and similar words means including without limitation. The word “or” means “and/or” unless the context dictates otherwise because the subjects of the conjunction are, or are intended to be, mutually exclusive. The words “herein”, “hereof”, and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision. All references to days in this Agreement mean calendar days, unless otherwise specified. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral, or other communications between the Parties regarding this Agreement shall be in the English language.
[Signature page follows]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (I) not material and (II) would be competitively harmful if publicly disclosed.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have caused this Clinical Trial Collaboration Agreement to be executed by their duly authorized representatives as of the Effective Date.

Exelixis, Inc.
By: /s/ Michael M. Morrissey, Ph.D.
Name: Michael M. Morrissey, Ph.D.
Title: President and CEO
Date: 18 December 2019

F. Hoffmann-La Roche Ltd
By: /s/ Laurence Lehuu	By: /s/ Louis DuPasquier
Name: Laurence Lehuu	Name: Louis DuPasquier
Title: Operation Program Leader	Title: Legal Counsel
Date: 18 December 2019

[Signature Page]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (I) not material and (II) would be competitively harmful if publicly disclosed.

2.

[Signature Page]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (I) not material and (II) would be competitively harmful if publicly disclosed.

Exhibit A

[ * ]

Exhibit A-1

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (I) not material and (II) would be competitively harmful if publicly disclosed.

Exhibit B

EXELIXIS ENTERS INTO A CLINICAL COLLABORATION FOR THREE PHASE 3 COMBINATION TRIALS
FOR PATIENTS WITH ADVANCED SOLID TUMORS

– New pivotal trials will evaluate the combination of cabozantinib and atezolizumab in patients with advanced non-small cell lung cancer, castration-resistant prostate cancer and renal cell carcinoma –

– Collaboration based on data from phase 1b COSMIC-021 trial –

ALAMEDA, Calif. – December 19, 2019 – Exelixis, Inc. (NASDAQ: EXEL) today announced a collaboration agreement with Roche to evaluate cabozantinib (CABOMETYX®), Exelixis’ small molecule inhibitor of receptor tyrosine kinases, in combination with atezolizumab (TECENTRIQ®), Roche’s PD-L1 immune checkpoint inhibitor, in patients with locally advanced or metastatic solid tumors. The clinical program, which will be co-funded by the companies, is expected to include three phase 3 pivotal trials in advanced non-small cell lung cancer (NSCLC), castration-resistant prostate cancer (CRPC) and renal cell carcinoma (RCC).

“Encouraging phase 1 data suggests this combination of cabozantinib and atezolizumab may improve outcomes for patients with prostate, lung and kidney cancers, and we look forward to collaborating with Roche to learn more in these pivotal trials,” said Michael M. Morrissey, Ph.D., President and Chief Executive Officer of Exelixis. “This clinical collaboration is an important further step in our committed efforts to maximize the value of the cabozantinib franchise through these cost-sharing clinical collaborations in additional high-impact indications, while building value with new compounds from internal and external sources in 2020 and beyond.”

The clinical development collaboration builds on encouraging activity observed in the phase 1b COSMIC-021 trial. The trial is currently enrolling 24 expansion cohorts in 12 tumor types including RCC, NSCLC and CRPC.

TECENTRIQ® (atezolizumab) is a registered trademark of Genentech, a member of the Roche Group.

About CABOMETYX® (cabozantinib)

Exhibit B-1

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (I) not material and (II) would be competitively harmful if publicly disclosed.

In the U.S., CABOMETYX tablets are approved for the treatment of patients with advanced RCC and for the treatment of patients with hepatocellular carcinoma who have been previously treated with sorafenib. CABOMETYX tablets have also received regulatory approvals in the European Union and additional countries and regions worldwide.

About Exelixis’ Collaboration with Ipsen
On February 29, 2016, Exelixis and Ipsen jointly announced an exclusive licensing agreement for the commercialization and further development of cabozantinib indications outside of the United States, Canada and Japan. On December 21, 2016, this agreement was amended to include commercialization rights for Ipsen in Canada. Under the parties’ collaboration agreement, if Ipsen opts to participate in funding these phase 3 trials, or future studies, Ipsen will have access to the respective study results to support potential future regulatory submissions in their territory.

About Exelixis’ Collaboration with Takeda
On January 30, 2017, Exelixis and Takeda jointly announced an exclusive licensing agreement for the commercialization and further development of cabozantinib indications in Japan. Under the parties’ collaboration agreement, if Takeda opts to participate in funding these phase 3 trials, or future studies, Takeda will have access to the respective study results to support potential future regulatory submissions in their territory.

Exelixis holds the exclusive rights to develop and commercialize cabozantinib in the United States.

About Exelixis
Founded in 1994, Exelixis, Inc. (NASDAQ: EXEL) is a commercially successful, oncology-focused biotechnology company that strives to accelerate the discovery, development and commercialization of new medicines for difficult-to-treat cancers. Following early work in model system genetics, we established a broad drug discovery and development platform that has served as the foundation for our continued efforts to bring new cancer therapies to patients in need. Our discovery efforts have resulted in four commercially available products, CABOMETYX® (cabozantinib), COMETRIQ® (cabozantinib), COTELLIC® (cobimetinib) and MINNEBRO® (esaxerenone), and we have entered into partnerships with leading pharmaceutical companies to bring these important medicines to patients worldwide. Supported by revenues from our marketed products and collaborations, we are committed to prudently reinvesting in our business to maximize the potential of our pipeline. We are supplementing our existing therapeutic assets with targeted business development activities and internal drug discovery — all to deliver the next generation of Exelixis medicines and help patients recover stronger and live longer. Exelixis is a member of the Standard & Poor’s (S&P) MidCap 400 index, which measures the performance of profitable mid-sized companies. For more information about Exelixis, please visit www.exelixis.com, follow @ExelixisInc on Twitter or like Exelixis, Inc. on Facebook.

Exelixis Forward-Looking Statements
This press release contains forward-looking statements, including, without limitation, statements related to: Exelixis’ expectation that the clinical program co-funded by Exelixis and Roche will include three phase 3 pivotal trials evaluating the combination of cabozantinib and atezolizumab in NSCLC, CRPC and RCC; the potential for the combination of cabozantinib and atezolizumab to improve outcomes for patients with prostate, lung and kidney cancers; Exelixis’ belief that it can maximize the value of the cabozantinib franchise through these cost-sharing clinical collaborations in additional high-impact indications, while building value with new compounds from internal and external sources in 2020 and beyond; and Exelixis’ plans to reinvest in its business to maximize the potential of the company’s pipeline, including through targeted business development activities and internal drug discovery. Any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and are based upon Exelixis’ current plans, assumptions, beliefs, expectations, estimates and projections. Forward-looking statements involve risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties, which

Exhibit B-2

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (I) not material and (II) would be competitively harmful if publicly disclosed.

include, without limitation: risks and uncertainties related to regulatory review and approval processes and Exelixis’ compliance with applicable legal and regulatory requirements; the potential failure of the combination of cabozantinib and atezolizumab to demonstrate safety and/or efficacy in COSMIC-021 or in future phase 3 pivotal trials; uncertainties inherent in the product development process; the costs of conducting clinical trials, including the ability or willingness of Exelixis’ collaboration partners to invest in the resources necessary to complete the trials; Exelixis’ dependence on third-party vendors for the development, manufacture and supply of cabozantinib; Exelixis’ ability to protect its intellectual property rights; market competition, including the potential for competitors to obtain approval for generic versions of CABOMETYX; changes in economic and business conditions; and other factors affecting Exelixis and its development programs discussed under the caption “Risk Factors” in Exelixis’ Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on October 30, 2019, and in Exelixis’ future filings with the SEC. All forward-looking statements in this press release are based on information available to Exelixis as of the date of this press release, and Exelixis undertakes no obligation to update or revise any forward-looking statements contained herein.

Exelixis, the Exelixis logo, CABOMETYX, COMETRIQ and COTELLIC are registered U.S. trademarks. MINNEBRO is a Japanese trademark.

# # #

Exhibit B-3

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (I) not material and (II) would be competitively harmful if publicly disclosed.

Exhibit C
CLINICAL SUPPLY AGREEMENT SUPPLEMENT TEMPLATE
{insert consecutive numbers 1, 2, 3, etc}

This Clinical Supply Agreement Supplement (each, a “CSA Supplement”) is entered into as of {DATE} (the “Effective Date”), by and between Exelixis, Inc. a Delaware corporation having an address at 1851 Harbor Bay Parkway, Alameda, CA 94502 (“Exelixis”), and F. Hoffmann-La Roche Ltd, a Swiss corporation having an address at Grenzacherstrasse 124, CH-4070 Basel, Switzerland (“Roche”). Exelixis and Roche may be referred to herein individually as a “Party,” or collectively as the “Parties”.

WHEREAS, Roche and Exelixis are parties to that Joint Clinical Research Agreement, effective as of December 18, 2019 (the “Agreement”);

WHEREAS, pursuant to the terms of the Agreement, {Exelixis/Roche} desires to conduct a clinical trial entitled {INSERT STUDY TITLE} (the “Study”); and

WHEREAS, {Exelixis/Roche} agrees, consistent with the terms of the Agreement and this CSA Supplement, to provide the {Exelixis/Roche} COMPOUND for the Study.

NOW, THEREFORE, in consideration of the premises and of the following mutual promises, covenants and conditions and any sums to be paid, the Parties hereto agree as follows:

1.    SUPPLY OF CLINICAL TRIAL MATERIAL.

(a)    Shipment of the {Exelixis/Roche} Compound will require a lead time of approximately [ * ] after the provision of an IND number (for shipments to the US) and a lead time of approximately [ * ] for shipments to the EU/ROW and an import license (depending on import requirements) from the time of {Exelixis/Roche} request. {Exelixis/Roche} will provide {Exelixis/Roche} with a [ * ] demand forecast over the course of the trial. Individual supply orders must be placed by {Exelixis/Roche} with a lead time of [ * ] after receipt of a complete {Form} for Drug Supply by {Exelixis/Roche} and an Import License (depending on Import License). Individual order quantities may be adjusted as per mutual agreement between the supply teams, by up to [ * ] from the most recent demand forecast, provided this does not adversely affect conduct of the {Exelixis/Roche} Study and is available at {Exelixis/Roche}. If greater than [ * ] adjustment is required, both parties will discuss as applicable.

{Exelixis/Roche} will provide {Exelixis/Roche} with the following {Exelixis/Roche} Compound:
{compound name}
{describe packaging[ * ]}
{describe product[ * ]}
The total estimated demand of {units} and the estimated timeline for the Compound will be documented and communicated in the form set forth in ATTACHMENT 1. These estimated supply and delivery details will be updated [ * ] and would be documented in the [ * ] forecast {Exelixis/Roche} will provide to {Exelixis/Roche}:
(b)     Shipment Delivery: “Sender” shall make delivery of Product to “Recipient” in accordance with Section 5.1b or 5.2b of the Agreement, as applicable. [ * ].

(c)    Product Documents: {Exelixis/Roche} shall provide all relevant documents such as, but not limited to product value and appropriate supporting documents required by local regulatory authority for “Import License Application” during the conduct of the trial in accordance to terms set forth in section (a) and (b).

Exhibit C-1

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (I) not material and (II) would be competitively harmful if publicly disclosed.

(d)    Inspection and Acceptance of Product: In order to reject delivery of any portion of such delivered shipment in accordance to terms set forth in section (a), (b) and (c); “Recipient” must provide written notice to “Sender” of such rejection specifying [ * ] the reasons for such rejection within [ * ]. If no such notice of rejection is received within such [ * ], “Recipient” will be deemed to have accepted compound provided by “Sender”. Following any notice of rejection given by “Recipient” in accordance with this Section, “Sender” shall have the right to inspect “Sender” Compound in question and “Recipient” shall cooperate with “Sender” inspection, including, upon “Sender” request, providing “Sender” with samples of the “Sender” Compound in question for testing. If “Sender” agrees with such notice of nonconformity, “Sender” shall replace such “Sender” Compound as soon as reasonably practicable after receipt of notification of such nonconformity.
Product is to be delivered to:
2.    TERM. This CSA Supplement shall continue until the Study is completed and all information-sharing obligations under the Agreement are completed, or until terminated as provided in the Agreement.

3.    INCORPORATION BY REFERENCE. The CSA Supplement is governed by the terms and conditions of the Agreement and forms an integral part of the Agreement. All defined terms within the Agreement shall have the same meaning when used in this CSA Supplement unless specifically defined in this CSA Supplement. If the event of a conflict between a term or terms in this CSA Supplement and a term or terms of the Agreement, the term(s) of the Agreement shall prevail.

4.    NOTICES. In addition to the recipients of notice listed in the Agreement, notices applicable to this CSA Supplement directed to Roche shall be sent to the attention of {____________________}. Notices applicable to this CSA Supplement directed to Exelixis shall be sent to the attention of {__________________________}.

IN WITNESS WHEREOF, the respective representatives of the parties have executed this CSA Supplement as of the day and year shown on the first page hereof.

F. HOFFMANN-LA ROCHE LTD

Signature	Signature
_____________________________________________	_____________________________________________
Name	Name

Exelixis, Inc.

Signature	Signature
_____________________________________________	_____________________________________________
Name	Name

ATTACHMENT 1:

<Study Number>,<Enter Study Protocol Description>

[ * ]

Exhibit C-2

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (I) not material and (II) would be competitively harmful if publicly disclosed.